Filed Pursuant to Rule 424(b)(5)

Registration No. 333-282730

This preliminary prospectus supplement and the accompanying base prospectus are part of an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell the securities described herein and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED FEBRUARY 7, 2025

PROSPECTUS SUPPLEMENT

(To Prospectus Dated December 20, 2024)

$200,000,000

Prairie Operating Co.

Common Stock

Prairie Operating Co. (the “Company,” “we,” “our” or “us”) is offering shares of our common stock, par value $0.01 per share (“Common Stock”) with an aggregate value of $200,000,000.

Our Common Stock is traded on the Nasdaq Capital Market (“NASDAQ”) under the symbol “PROP.” On February 6, 2025, the last reported sales price of our Common Stock on NASDAQ was $8.64 per share.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page S-14 of this prospectus supplement and on page 4 of the accompanying base prospectus, as well as the other risk factors that we incorporate by reference into this prospectus supplement and the accompanying base prospectus.

		Per Share		Total
Public offering price	$		$
Underwriting discount(1)	$		$
Proceeds, before expenses, to us	$		$

(1) Please read “Underwriting” in this prospectus supplement for a description of all underwriting compensation payable in connection with this offering.

We have granted the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to an additional $30,000,000 aggregate value of shares of Common Stock from us on the same terms and conditions set forth above.

None of the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares of Common Stock is expected to be made on or about                    , 2025.

Lead Book-Running Manager

Citigroup

Joint Book-Running Managers

KeyBanc Capital Markets*	MUFG*	Piper Sandler*	Truist Securities*

(* presented solely in alphabetical order)

Co-Managers

Fifth Third Securities	Clear Street	First Citizens Capital Securities
Johnson Rice & Company		Pickering Energy Partners

Prospectus Supplement dated                       , 2025

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of Common Stock. If the information about this offering of Common Stock varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement. We and the underwriters have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We and the underwriters are not making an offer to sell Common Stock in any jurisdiction where an offer or sale is not permitted. The information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is only accurate and complete as of the dates shown in such documents, and any information we have incorporated by reference herein is only accurate and complete as of the date of the document incorporated by reference (or, with respect to particular information contained in such document, as of the date set forth within such document as the date as of which such particular information is provided), regardless of the time of delivery of this prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since such dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is part of a universal shelf registration statement on Form S-3 that we initially filed with the SEC on October 18, 2024, as amended on November 22, 2024 and December 10, 2024, and that was declared effective by the SEC on December 20, 2024. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of Common Stock, including the price, the number of shares of our Common Stock being offered and the risks of investing in this offering of our Common Stock. The second part is the accompanying base prospectus, which gives more general information about the securities we may offer in one or more offerings from time to time under our shelf registration statement, some of which may not apply to this offering of Common Stock. Generally, when we refer to the “prospectus,” we are referring to this prospectus supplement and the accompanying base prospectus combined, including the documents incorporated by reference herein and therein. This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein include important information about us, the Common Stock being offered and other information you should know before investing. See “Documents Incorporated by Reference.”

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying base prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

This prospectus supplement and the accompanying base prospectus contain summaries of certain provisions contained in some of the documents described herein and therein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to in this prospectus supplement and the accompanying base prospectus have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying base prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

None of Prairie Operating Co., the underwriters or any of their respective representatives is making any representation to you regarding the legality of an investment in our Common Stock by you under applicable laws. You should consult your own legal, tax and business advisors regarding an investment in our Common Stock. Information in this prospectus supplement and the accompanying base prospectus is not legal, tax or business advice to any prospective investor.

Unless otherwise indicated, all references to “Prairie,” the “Company,” “we,” “us” and “our” mean Prairie Operating Co. and its consolidated subsidiaries. Capitalized terms used but not defined where used are defined under the section titled “Definitions of Certain Terms and Conventions Used Herein.”

Industry and Market Data

The market data and certain other statistical information included or incorporated by reference into this prospectus supplement are based on independent industry publications, government publications or other published independent sources. Although we believe these third-party sources are reliable as of their respective dates, neither we nor the underwriters have independently verified the accuracy or completeness of this information. Some data is also based on our good faith estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the heading “Risk Factors” in this prospectus supplement, the accompanying base prospectus and our Annual Report on Form 10-K for the year ended December 31, 2023, as amended, which is incorporated by reference into this prospectus. These and other factors could cause results to differ materially from those expressed in any third-party publications.

Non-GAAP Financial Measures

We have included certain non-GAAP financial measures in this prospectus supplement, including Adjusted EBITDA, Leverage and PV-10, which are intended to supplement, not substitute for, comparable GAAP measures. Please see “Summary—Non-GAAP Financial Measures” for more information relating to such non-GAAP financial measures, including our definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures.

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Definitions of Certain Terms and Conventions Used Herein

Unless the context indicates otherwise, the following terms have the following meanings when used in this prospectus:

“A&R LTIP” means the Amended and Restated Prairie Operating Co. Long Term Incentive Plan.

“Bayswater” means, collectively, Bayswater Resources, LLC, Bayswater Fund III-A, LLC, Bayswater Fund III-B, LLC, Bayswater Fund IV-A, LP, Bayswater Fund IV-B, LP, Bayswater Fund IV-Annex, LP and Bayswater Exploration & Production, LLC.

“Bayswater Acquisition” means the purchase of the Bayswater Assets by the Company pursuant to the Bayswater PSA.

“Bayswater Assets” means the Leases, Lands, Wells, Facilities and Equipment, Fee Mineral Interests, Disposal System and Surface Agreements (each as defined in the Bayswater PSA), in each case located in the DJ Basin, as well as appurtenant equipment, records, vehicles and other assets (including inventory hydrocarbons), that we will purchase from Bayswater pursuant to the Bayswater PSA, but excluding certain excluded assets specified therein.

“Bayswater PSA” means the Purchase and Sale Agreement, dated February 6, 2025 by and between the Company, Prairie Operating Co., LLC, Otter Holdings, LLC, Prairie SWD Co., LLC, Prairie Gathering I, LLC and Bayswater.

“Boe/d” means barrel of oil equivalent, using the ratio of six thousand cubic feet of natural gas to one barrel of crude oil or condensate, per day.

“Central Weld Assets” means the Oil and Gas Leases, Mineral Fee Interests, producing Wells and Units (each as defined in the NR Agreement), in each case located in the DJ Basin in Weld County, Colorado, as well as appurtenant records and equipment and other properties, the we purchased from Nickel Road pursuant to the NR Agreement.

“Convertible Promissory Note” means the means the convertible promissory note with an aggregate principal amount of $15.0 million that we entered into with Yorkville on September 30, 2024 in connection with the Pre-Paid Advance.

“DJ Basin” means the Denver-Julesburg Basin.

“Existing Credit Agreement” means the Credit Agreement, dated as of December 16, 2024, by and between the Company, as borrower, Citibank, N.A., as administrative agent, and the financial institutions party thereto.

“Exok” means Exok, Inc., an Oklahoma corporation.

“Exok Agreement” means the Amended and Restated Purchase and Sale Agreement, dated as of May 3, 2023, by and among the Company, Prairie LLC and Exok.

“Exok Option Purchase” means the optional purchase of oil and gas leases, including all of Exok’s right, title and interest in, to and under certain undeveloped oil and gas leases in Weld County, Colorado, together with certain other associated assets, data and records.

“Exok Transaction” means the purchase of oil and gas leases, including all of Exok’s right, title and interest in, to and under certain undeveloped oil and gas leases located in Weld County, Colorado, together with certain other associated assets, data and records from Exok for $3,000,000 by the Company pursuant to the Exok Agreement.

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“Exok Warrants” means the warrants to purchase 670,499 shares of our Common Stock at an exercise price of $6.00 per share issued to the affiliates of Exok on August 14, 2023.

“Financing Transactions” collectively refers to (i) this offering and the use of estimated proceeds therefrom to fund a portion of the purchase price of the Bayswater Acquisition, and (ii) the entering into and borrowing of $315.0 million under the New Credit Agreement to fund a portion of the purchase price of the Bayswater Acquisition.

“Genesis Assets” means the Initial Genesis Assets and the Genesis Bolt-on Assets.

“Genesis Bolt-on Assets” means the oil and gas leases located in the DJ Basin in Weld County, Colorado, acquired from a private party effective as of January 31, 2024.

“gross acres” or “gross wells” means the total acres or wells in which the Company owns a working interest.

“Initial Genesis Assets” means the oil and gas leases located in the DJ Basin in Weld County, Colorado, acquired in connection with the Exok Transaction and the Exok Option Purchase.

“Legacy Warrants” means the pre-existing warrants to purchase shares of our Common Stock remaining after the consummation of the merger of Creek Road Merger Sub, LLC with and into Prairie LLC.

“Mboe” means one thousand barrels of oil equivalent.

“Merger Options” means the options to acquire an aggregate of 8,000,000 shares of Common Stock for an exercise price of $0.25 per share, which are exercisable only if certain production hurdles are achieved, resulting from the conversion of certain non-compensatory options to purchase membership interests in Prairie LLC in connection with the merger of Creek Road Merger Sub with and into Prairie LLC.

“net acres” or “net wells” means the sum of the fractional working interests the Company owns in gross acres or gross wells.

“New Credit Agreement” means the Amended and Restated Credit Agreement that we expect to enter into in connection with the Bayswater Acquisition, which, among other things, would amend or amend and restate our Existing Credit Agreement and provide us with borrowing availability of up to $475.0 million as of the closing of the Bayswater Acquisition.

“NGLs” means natural gas liquids.

“Nickel Road” means NRD and NRO.

“NR Acquisition” means the purchase of the Central Weld Assets by the Company, pursuant to the NR Agreement.

“NR Agreement” means the Asset Purchase Agreement, dated January 11, 2024, by and among the Company, Prairie LLC, and Nickel Road, as amended.

“NRD” means Nickel Road Development LLC, a Delaware limited liability company.

“NRO” means Nickel Road Operating LLC, a Delaware limited liability company.

“Prairie LLC” means Prairie Operating Co., LLC, a Delaware limited liability company.

“Pre-Paid Advance” means the $15.0 million pre-paid advance to the Company under the SEPA pursuant to the Convertible Promissory Note.

“proved reserves” means those quantities of oil, natural gas and NGLs that, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible-from a given date forward, from known reservoirs, and under existing economic conditions, operating methods and government regulations prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or we must be reasonably certain that it will commence the project within a reasonable time. For a complete definition of proved crude oil and natural gas reserves, refer to the SEC’s Regulation S-X, Rule 4-10(a)(22).

S-3

“proved undeveloped reserves,” “PUD” or “PUD reserves” means proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. Undrilled locations can be classified as having proved undeveloped reserves only if a development plan has been adopted indicating that such locations are scheduled to be drilled within five years, unless specific circumstances justify a longer time.

“reserves” means estimated remaining quantities of crude oil and natural gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering crude oil and natural gas or related substances to market and all permits and financing required to implement the project. Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).

“SEPA” means the Standby Equity Purchase Agreement we entered into with Yorkville on September 30, 2024 pursuant to which we have the right, but not the obligation, to sell to Yorkville up to $40.0 million of our Common Stock at prevailing market prices at the time of such sales, subject to certain conditions.

“Series D A Warrants” means the Series A warrants to purchase 3,475,250 shares of our Common Stock at an exercise price of $6.00 per share issued to the Series D PIPE Investors in the Series D PIPE on May 3, 2023.

“Series D B Warrants” means the Series B warrants to purchase 3,475,250 shares of our Common Stock at an exercise price of $6.00 per share issued to the Series D PIPE Investors in the Series D PIPE on May 3, 2023.

“Series D PIPE” means the sale of an aggregate of approximately $17.38 million of Series D Preferred Stock and Series D PIPE Warrants in a private placement pursuant to the Series D Securities Purchase Agreements in connection with the merger of Creek Road Merger Sub, LLC with and into Prairie LLC.

“Series D PIPE Investors” means the investors in the Series D PIPE.

“Series D PIPE Warrants” means, collectively, the Series D A Warrants and the Series D B Warrants.

“Series D Preferred Stock” means the 17,376 shares of Series D Preferred Stock, par value $0.01 per share, with a conversion price of $5.00 per share, subject to certain adjustments, issued to the Series D PIPE Investors in the Series D PIPE on May 3, 2023.

“Series D Securities Purchase Agreements” means the Securities Purchase Agreements, dated May 3, 2023, by and between the Company and each of the Series D PIPE Investors.

“Series E A Warrants” means the Series A warrants to purchase 4,000,000 shares of our Common Stock at an exercise price of $6.00 per share issued to the Series E PIPE Investors in the Series E PIPE on August 14, 2023.

“Series E B Warrants” means the Series B warrants to purchase 4,000,000 shares of our Common Stock at an exercise price of $6.00 per share issued to the Series E PIPE Investor in the Series E PIPE on August 14, 2023.

S-4

“Series E PIPE” means the sale of an aggregate of approximately $20.0 million of Series E Preferred Stock and Series E PIPE Warrants in a private placement pursuant to the Securities Purchase Agreement, dated as of August 15, 2023, by and between the Company and the Series E PIPE Investor.

“Series E PIPE Investor” means Narrogal Nominees PTY LTD ATF Gregory K O’Neill Family Trust, as the sole investor in the Series E PIPE.

“Series E PIPE Warrants” means, collectively, the Series E A Warrants and the Series E B Warrants.

“Series E Preferred Stock” means the 20,000 shares of Series E Preferred Stock, par value $0.01 per share, with a conversion price of $5.00 per share, subject to certain adjustments, issued to the Series E PIPE Investor in the Series E PIPE on August 14, 2023.

“Subordinated Noteholder Warrants” means the warrants to purchase 1,141,552 shares of our Common Stock at an exercise price of $8.89 per share issued to the holders of the Subordinated Promissory Note on September 30, 2024.

“Subordinated Promissory Note” means the subordinated promissory note with an aggregate principal amount of $5.0 million that we entered into on September 30, 2024 in connection with the Subordinated Noteholder Warrants.

“undeveloped acres” or “undeveloped acreage” means lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves.

“Yorkville” means YA II PN, LTD, a Cayman Islands exempt limited company.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact, included in this prospectus and the documents incorporated by reference herein, regarding our strategy, future operations, financial position, estimated reserves, revenues and income or losses, projected costs and capital expenditures, prospects, acquisition opportunities, plans and objectives of management are forward-looking statements. When used in this prospectus and the documents incorporated by reference herein, the words “plan,” “endeavor,” “will,” “would,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are (or were when made) based on current expectations and assumptions about future events and are (or were when made) based on currently available information as to the outcome and timing of future events. Forward-looking statements in this prospectus and in any document incorporated by reference in this prospectus may include, for example, statements about:

●	our ability to successfully finance and consummate the Bayswater Acquisition, including the risk that we may fail to complete the Bayswater Acquisition on the terms and timing currently contemplated or at all, fail to enter into the New Credit Agreement on expected terms and/or fail to realize the expected benefits of the Bayswater Acquisition;

●	our financial performance following the Bayswater Acquisition, the NR Acquisition and the other transactions described in or incorporated by reference into this prospectus supplement;

●	this offering, the timing thereof and the use of proceeds therefrom;

●	estimates of reserves of our oil, natural gas and NGLs;

●	drilling prospects, inventories, projects and programs;

●	estimates of the future oil and natural gas production from our oil and gas assets, including estimates of any increases or decreases in production;

●	financial strategy, liquidity and capital required for our development program and other capital expenditures;

●	the availability and adequacy of cash flow to meet our requirements;

●	the availability of additional capital for our operations;

●	changes in our business and growth strategy, including our ability to successfully operate and expand our business;

●	our integration of acquisitions, including the Bayswater Acquisition and the NR Acquisition;

●	changes or developments in applicable laws or regulations, including with respect to taxes; and

●	actions taken or not taken by third-parties, including our contractors and competitors.

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When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” in this prospectus supplement, the accompanying base prospectus and our Annual Report on Form 10-K for the year ended December 31, 2023, as amended, which is incorporated by reference into this prospectus. We caution you that these forward-looking statements are subject to all of these risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to:

●	our and Bayswater’s ability to satisfy the conditions to the Bayswater PSA in a timely manner or at all, including our ability to successfully finance the Bayswater Acquisition;

●	our ability to recognize the anticipated benefits of the Bayswater Acquisition, the NR Acquisition and the other transactions described in or incorporated by reference into this prospectus supplement, which may be affected by, among other things, competition and our ability to grow and manage growth profitably following the Bayswater Acquisition, the NR Acquisition and such other transactions;

●	our ability to fund our development and drilling plan;

●	the possibility that we may be unable to achieve expected cash flow, production levels, drilling, operational efficiencies and other anticipated benefits within the expected time-frames, or at all, and to successfully integrate the Bayswater Assets, the Central Weld Assets and/or any other assets or operations we have acquired or may acquire in the future with those of the Company;

●	our integration of the Bayswater Assets and/or the Central Weld Assets with those of the Company may be more difficult, time-consuming or costly than expected;

●	our operating costs, customer loss and business disruption may be greater than expected following the Bayswater Acquisition or the public announcement of the Bayswater Acquisition;

●	our ability to grow our operations, and to fund such operations, on the anticipated timeline or at all;

●	uncertainties inherent in estimating quantities of oil, natural gas and NGLs reserves and projecting future rates of production and the amount and timing of development expenditures;

●	commodity price and cost volatility and inflation;

●	our ability to obtain and maintain necessary permits and approvals to develop our assets;

●	safety and environmental requirements that may subject us to unanticipated liabilities;

●	changes in the regulations governing our business and operations, including the businesses, assets and operations we have acquired or may acquire in the future, such as, but not limited to, those pertaining to the environment, our drilling program and the pricing of our future production;

●	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

●	general economic, financial, legal, political, and business conditions and changes in domestic and foreign markets;

●	the risks related to the growth of our business;

●	the effects of competition on our future business; and

●	other factors detailed under the section entitled “Risk Factors” and in our periodic SEC filings.

Reserve engineering is a process of estimating underground accumulations of oil, natural gas and NGLs that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify upward or downward revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil, natural gas and NGLs that are ultimately recovered.

Should one or more of the risks or uncertainties described in or incorporated by reference into this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in or incorporated by reference into this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect new information obtained or events or circumstances that occur after the date any such forward-looking statement is made.

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SUMMARY

This summary highlights some of the information contained in or incorporated by reference into this prospectus and does not contain all of the information that you should consider before making an investment decision. You should carefully read this entire prospectus, including the information set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement, the information incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2023, as amended, and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2024, June 30, 2024 and September 30, 2024 and the financial statements (and the notes thereto) contained therein, and any other documents to which we refer you, before making an investment decision.

Unless otherwise indicated, information presented in this prospectus supplement assumes the underwriters’ option to purchase additional shares from us is not exercised.

Our Company

We are an independent oil and gas company focused on the acquisition and development of crude oil, natural gas and NGLs. Our assets and operations are strategically located in the oil region of rural Weld County, within the DJ Basin of Colorado. Our drilling program focuses on the ongoing, stacked co-development of the Niobrara and Codell formations. We believe the DJ Basin to be one of the premier resource plays in the United States. Weld County boasts some of the lowest break-even prices in the U.S., and has a long production history that has proven and consistent results. The productivity of this resource is demonstrated by the integral role that Weld County holds in Colorado’s energy economy, having produced 82% of Colorado’s oil production as of December 2024.

Source: Enverus. (1) Includes horizontal wells since 2014. (2) Pertaining to first 90-day production.

Source: Enverus. (1) Includes horizontal wells only, vintage years 2020-2024 and assumes 20:1 WTI/NYMEX.

Our management team has significant public company leadership experience and draws on prior DJ basin operating expertise to optimize drilling our attractive acreage. We seek to deliver energy in an environmentally efficient manner by deploying next-generation technology and techniques. In addition to growing production through our drilling operations, we also seek to grow our business through accretive acquisitions. Since inception, management has announced or closed five transactions, including the Bayswater Acquisition.

Our objective is to maximize returns to investors, organically and inorganically, by focusing on assets with the following criteria: (i) producing reserves, with associated undeveloped bolt-on acreage; (ii) ample, high rate-of-return inventory of drilling locations that can be developed with cash flow reinvestment; (iii) strong well-level economics; (iv) liquids-rich assets; and (v) accretive valuation.

As described further below, on February 6, 2025, we entered into the Bayswater PSA pursuant to which we agreed to acquire from Bayswater the Bayswater Assets, which include approximately 24,000 net mineral acres in, on and under approximately 27,800 gross acres and 22 fully permitted proven undeveloped drilling locations, all of which are located in the DJ Basin and we believe is complementary to our existing acreage. The Bayswater Assets are 69% liquids weighted and produced approximately 25,700 net Boe/d for the month ended December 31, 2024. In addition, on October 1, 2024, we completed the NR Acquisition pursuant to which we acquired oil and gas leases covering approximately 5,400 net leasehold acres, on and under approximately 18,700 gross acres and 63 approved well permits and 26 operated horizontal wells in Weld County, Colorado, which we refer to as the Central Weld Assets, from Nickel Road. We expect the Central Weld Assets and the Bayswater Assets will provide accretive cashflow to our existing DJ Basin operations, strategically expand our core operating area, increase our inventory of high rate-of-return drilling locations, and provide additional optionality to our 2025 drill schedule.

We believe that we are ideally positioned to execute on our development plan of our Genesis Assets, our Central Weld Assets, and the Bayswater Assets following the closing of the Bayswater Acquisition. Following closing of the Bayswater Acquisition, we will hold approximately 586 locations, equating to ten years of inventory life at a one-rig (60 wells per year) pace. Our current development plan contemplates drilling up to 50 wells in 2025 and up to 60 wells in 2026, which assumes consummation of the Bayswater Acquisition in February 2025. We expect this development plan, along with our achievable cost optimization targets, will rapidly grow our production and free cash flow with all proved undeveloped reserves scheduled to be converted to developed status within five years, allowing us to increase our activity in 2026 and beyond. Our drilling plan is based on current commodity prices, and an increase or decrease in commodity prices could impact the number of wells we actually drill.

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Recent Developments

Bayswater Acquisition

On February 6, 2025, we entered into the Bayswater PSA with Bayswater pursuant to which we agreed to acquire the Bayswater Assets for a purchase price of $602.75 million, subject to certain closing price adjustments, payable in cash (subject to certain conditions described in the Bayswater PSA, we are entitled to allocate a portion of consideration to newly issued “Cash Consideration”) and shares, not to exceed 5,249,639 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) calculated in accordance with the Bayswater PSA (the “Equity Consideration”). We intend to fund the Cash Consideration with the proceeds from this offering, borrowings under our New Credit Agreement (as discussed below) and cash on hand.

The Bayswater PSA provides that we and Bayswater will enter into a registration rights agreement at closing, in substantially the form attached to the Bayswater PSA, pursuant to which, among other things, we will agree to register the resale of the Equity Consideration under the Securities Act.

We expect the Bayswater Acquisition to close in February 2025, subject to completion of the Financing Transactions and other customary closing conditions, with an economic effective date of December 1, 2024. The closing of the Bayswater Acquisition is dependent on the consummation of the Financing Transactions, including this offering. However, the consummation of this offering is not contingent on the closing of the Bayswater Acquisition. See “Risk Factors” — Risks Relating to the Bayswater Acquisition —”We may not consummate the Bayswater Acquisition, and this offering is not conditioned on the consummation of the Bayswater Acquisition on the terms currently contemplated or at all.”

The foregoing description of the Bayswater PSA is not complete and is qualified in its entirety by reference to the full text of the Bayswater PSA, a copy of which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 7, 2025, and incorporated herein by reference.

Commitment Letter for New Credit Agreement

On December 16, 2024, we entered into a reserve-based credit agreement with Citibank, N.A., as administrative agent, and the financial institutions party thereto, which we refer to as the Existing Credit Agreement. The Existing Credit Agreement has a maximum credit commitment of $1.0 billion. As of January 31, 2025, the Existing Credit Agreement had a borrowing base of $44.0 million and an aggregate elected commitment of $44.0 million each of which were subsequently increased to $60.0 million as of February 3, 2025. As of January 31, 2025, $34.0 million of revolving borrowings and no letters of credit were outstanding under the Existing Credit Agreement, and we also had cash and cash equivalents of approximately $3.0 million. The Existing Credit Agreement is scheduled to mature on December 16, 2026.

In connection with the Bayswater Acquisition, on February 6, 2025, we entered into the Commitment Letter with Citibank, N.A. and the other lenders party thereto, which we refer to as the Commitment Letter, pursuant to which we have received commitments, subject to certain conditions, to amend and restate our Existing Credit Agreement, which we refer to as our New Credit Agreement, to, among other things, increase the borrowing base to $475.0 million as of the closing of the Bayswater Acquisition and extend its maturity date to up to four years after the closing date of the Bayswater Acquisition. We also expect that the New Credit Agreement will include changes to certain provisions of our Existing Credit Agreement, subject to agreement with the lenders, to take into account the Bayswater Acquisition. We expect to enter into our New Credit Agreement prior to or substantially concurrently with the closing of the Bayswater Acquisition and intend to borrow approximately $315.0 million under our New Credit Agreement to fund a portion of the purchase price of the Bayswater Acquisition. However, there can be no assurance that we will enter into our New Credit Agreement within the anticipated time frame, or at all. The Commitment Letter expires on the earlier of March 15, 2025 and the termination of the Bayswater PSA. The obligations of the lenders to provide financing under the Commitment Letter are subject to certain customary conditions.

The foregoing description of the Existing Credit Agreement is not complete and is qualified in its entirety by reference to the full text of the Existing Credit Agreement, a copy of which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 19, 2024, and incorporated herein by reference.

NR Acquisition

On October 1, 2024, we completed the NR Acquisition pursuant to which we acquired certain the Central Weld Assets from Nickel Road pursuant to the NR Agreement for a purchase price of $84.5 million, subject to certain closing price adjustments. The Central Weld Assets include approximately 5,592 net leasehold acres, 89 approved well permits and 26 operated horizontal wells. We funded the as-adjusted cash purchase price at closing of $49.6 million (after giving effect to $6.0 million of deposits we previously paid to Nickel Road) with proceeds of approximately $15.0 million from a private placement of Common Stock to an investor, the Pre-Paid Advance under the SEPA and cash on hand.

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Preliminary Fourth Quarter and Year-End 2024 Information

As of the date of this prospectus supplement, we have not finalized our financial and operational results for the three months or year ended December 31, 2024. However, based on preliminary information, we estimate that, for each of the three months and year ended December 31, 2024, our production ranged from approximately 1,800 to 1,900 Boe/d (74-78% liquids). Pro forma for the Bayswater Acquisition discussed above and including our estimated production, for each of the three months and year ended December 31, 2024, we estimate our production would have ranged from approximately 28,000 to 30,000 Boe/d (70% liquids). Similarly, we estimate that our revenues for each of the three months and year ended December 31, 2024 ranged from approximately $7.5 million to $8.4 million. Pro forma the Bayswater Acquisition, we estimate that our revenues for the three months and year ended December 31, 2024 would have ranged from approximately $100 million to $110 million and $440 million to $450 million, respectively.

For additional pro forma information about us, after giving effect to the Bayswater Acquisition, please see “—Non-GAAP Financial Measures” below. The closing of the Bayswater Acquisition is not complete and subject to certain conditions. Further, this offering is not contingent upon, and is expected to be completed before, the Bayswater Acquisition. Please see “Risk Factors—Risks Relating to the Bayswater Acquisition” for more information.

These preliminary estimates are derived from our internal records and are based on the most current information available to management. These estimates are preliminary and inherently uncertain. Our normal reporting processes with respect to the foregoing preliminary estimates have not been fully completed. Our independent auditors have not completed an audit or review of such preliminary estimates. During the course of our and their review on these preliminary estimates, we could identify items that would require us to make adjustments and which could affect our final results. Any such adjustments could be material. These preliminary estimates should not be viewed as indicative of our financial condition or results as of or for any future period. Actual results could differ from the estimates, trends and expectations discussed herein, and such differences could be material.

Implications of a Smaller Reporting Company and Non-Accelerated Filer

We are a “smaller reporting company” as defined under the Securities Act and Exchange Act. We may continue to be a smaller reporting company so long as either (i) the market value of shares of our common stock held by non-affiliates is less than $250 million or (ii) our annual revenues were less than $100 million during the most recently completed fiscal year and the market value of shares of our common stock held by non-affiliates is less than $700 million. As a smaller reporting company, we have presented only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K incorporated by reference into this prospectus supplement and have provided reduced disclosure obligations regarding executive compensation. In addition, as a “non-accelerated filer” under the Exchange Act, we were not required to, and did not, obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm in our Annual Report on Form 10-K incorporated by reference into this prospectus supplement.

Corporate Information

The mailing address of our principal executive office is 55 Waugh Drive, Suite 400, Houston, Texas 77007, and our phone number is (713) 424-4247. Our website address is www.prairieopco.com. We make our periodic reports and other information filed with, or furnished to, the SEC available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with, or furnished to, the SEC. The information on, or otherwise accessible through, our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

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THE OFFERING

Issuer	Prairie Operating Co.

Shares of Common Stock offered by us	shares (or shares if the underwriters exercise in full their option to purchase additional shares).

Shares of Common Stock to be outstanding after the offering	49,396,347 shares (or 52,868,569 shares if the underwriters exercise in full their option to purchase additional shares), each of which assumes our Common Stock is sold in the offering at a price per share of $8.64, which was the closing price of our Common Stock on NASDAQ on February 6, 2025.(1)

Use of proceeds	We expect to receive approximately $ million of net proceeds from this offering, or approximately $ million if the underwriters exercise in full their option to purchase additional shares, in each case after deducting underwriting discounts and commissions and our estimated offering expenses.

We intend to use $186.5 million of the net proceeds from this offering to fund a portion of the purchase price for the Bayswater Acquisition. We expect to use any remaining net proceeds from this offering, including any net proceeds from the underwriters’ exercise of their option to purchase additional shares, for other general corporate purposes, which may include advancing our development and drilling program, repayment of existing indebtedness or financing other potential acquisition opportunities. This offering is not conditioned on the closing of the Bayswater Acquisition. If we do not complete the Bayswater Acquisition, we intend to use the net proceeds from this offering for the other purposes set forth above.

Please read “Use of Proceeds” in this prospectus supplement for more information.

Risk factors	You should carefully read and consider the information set forth under the heading “Risk Factors” in this prospectus supplement, the accompanying base prospectus and our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference into this prospectus, along with all other information included in and incorporated by reference into this prospectus before deciding to invest in our common stock.

Listing and trading symbol	Our Common Stock is listed on NASDAQ under the symbol “PROP.”

(1) The number of shares of Common Stock to be outstanding immediately following this offering is based on 26,248,199 shares of Common Stock outstanding as of January 31, 2025 and does not reflect as of such date:

●	5,627,028 shares of Common Stock that are reserved for future issuance under the A&R LTIP;

●	1,463,302 shares of Common Stock represented by restricted stock units and performance-based restricted stock units that have been granted and are unvested pursuant to the A&R LTIP;

●	3,215,761 shares of Common Stock that are reserved for future issuance upon exercise of the Series D A Warrants;

●	4,000,000 shares of Common Stock that are reserved for future issuance upon exercise of the Series E A Warrants;

●	670,499 shares of Common Stock that are reserved for future issuance upon exercise of the Exok Warrants;

●	37,138 shares of Common Stock that are reserved for future issuance upon exercise of the Legacy Warrants;

●	1,196,337 shares of Common Stock that are reserved for future issuance upon conversion of our Series D Preferred Stock;

●	2,588,255 shares of Common Stock that are reserved for issuance under the SEPA;

●	8,000,000 shares of Common Stock issuable upon exercise of the Merger Options;

●	1,141,552 shares of Common Stock that are reserved for issuance upon exercise of the Subordinated Noteholder Warrants; and

●	a maximum of 5,249,639 shares of Common Stock issuable to Bayswater as Equity Consideration in the Bayswater Acquisition (see “—Recent Developments— Bayswater Acquisition” above).

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Non-GAAP Financial MeasureS

Adjusted EBITDA

This prospectus contains Adjusted EBITDA, which is a financial measure not presented in accordance with U.S. GAAP. Adjusted EBITDA is used by management to evaluate the performance of our business, make operational decisions, and assess our ability to generate cashflows. Management believes Adjusted EBITDA provides investors with helpful information to better understand the underlying performance trends of our business, facilitate period-to-period comparisons, and assess the company’s operating results.

Adjusted EBITDA is derived from net income (loss) and revenue in excess of direct operating expenses, as applicable, and is adjusted for income tax expense, depreciation, depletion, and amortization (DD&A), accretion of asset retirement obligations, non-cash stock-based compensation, interest expense (income), loss on issuance of debt and loss on unrealized commodity derivatives, all as applicable. We adjust net income (loss) from continuing operations and revenue in excess of direct operating expenses, as applicable, for the items listed above to arrive at Adjusted EBITDA because these amounts can vary substantially between periods and companies within our industry depending upon accounting methods, book values of assets, capital structures, and the method by which assets were acquired. Additionally, we estimated the full year amount of Adjusted EBITDA by annualizing the Adjusted EBITDA for the nine months ended September 30, 2024. The presentation of Adjusted EBITDA or the annualization of Adjusted EBITDA does not imply that our operating results will not be affected by unusual or non-recurring items.

Adjusted EBITDA has limitations as an analytical tool, including that it excludes certain items that affect our reported financial results. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income calculated in accordance with GAAP or as an indicator of our operating performance or liquidity. Additionally, our calculation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

The following table reconciles Adjusted EBITDA to net income (loss), which is the most directly comparable financial measure prepared in accordance with GAAP.

	Prairie	Bayswater
ADJUSTED EBITDA	Operating Co.	Assets	Total
($ - millions)	Nine months ended September 30, 2024

Net loss from continuing operations	(27.9)	-	(27.9)
Revenue in excess of direct operating expenses	-	288.5	288.5

Loss on issuance of debt (non-cash)	3.0	-	3.0
Interest income	(0.5)	-	(0.5)
Stock based compensation	5.8	-	5.8

Adjusted EBITDA for nine months ended September 30, 2024	(19.6)	288.5	268.9

	Year ended December 31, 2024
x annualization factor	1.33	1.33	1.33

Adjusted EBITDA for the year ended December 31, 2024	(26.1)	384.7	358.5

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PV-10

This prospectus contains PV-10, which is a financial measure not presented in accordance with U.S. GAAP. PV-10 is derived from the Standardized Measure of Discounted Future Net Cash Flows (“Standardized Measure”), which is the most directly comparable GAAP financial measure for proved reserves. PV-10 is a computation of the Standardized Measure on a pre-tax basis. PV-10 is equal to the Standardized Measure at the applicable date, before deducting future income taxes discounted at 10%. Neither PV-10 nor standardized measure represents an estimate of the fair market value of the applicable crude oil, natural gas and NGLs properties. We believe that the presentation of PV-10 is relevant and useful to our investors as supplemental disclosure to the Standardized Measure, or after-tax amount, because it presents the discounted future net cash flows attributable to our reserves before considering future corporate income taxes and our current tax structure. While the standardized measure is dependent on the unique tax situation of each company, PV-10 is based on prices and discount factors that are consistent for all companies.

The following table reconciles PV-10 to the standard measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure:

$ - millions	Proved Developed Producing	Proved Developed Not Producing	Proved Undeveloped	Total Proved
Standardized Measure, November 30, 2024	735	4	375	1,114
Present value of future income taxes discounted at 10%	125	1	120	246
PV-10 (Non-GAAP), November 30, 2024	860	5	495	1,360

Leverage

This presentation contains Leverage, which is a financial measure not presented in accordance with U.S. GAAP. As used herein, Leverage is calculated by the total short-term and long-term debt outstanding at close divided by Adjusted EBITDA for the year ended December 31, 2024.

Leverage is a financial liquidity metric used by investors, financial analysts and management to evaluate the ability of a company to repay its debt and is useful to investors in evaluating our overall debt position and future debt capacity. We use this measure to assess our leverage. Leverage is not meant as an alternative measure of debt and should be considered only as a supplement in understanding and assessing our leverage and to U.S. GAAP measures such as debt and net income (loss) computed in accordance with U.S. GAAP.

The following table reconciles our Leverage to expected total short-term and long-term debt outstanding at the closing date, which is the most directly comparable financial measure prepared in accordance with GAAP:

Prairie
LEVERAGE	Operating Co.
($ - millions)

Expected debt at closing	349

Divided by: Adjusted EBITDA for the year ended December 31, 2024	359

Leverage	1.0x

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RISK FACTORS

Investing in our Common Stock involves a significant degree of risk. You should carefully consider all of the information contained in this prospectus, including the risks and uncertainties described below and under “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement, and the other documents incorporated by reference into this prospectus, including the risks and uncertainties described under “Risk Factors” in the accompanying base prospectus and our Annual Report on Form 10-K for the year ended December 31, 2023, as amended, before making an investment decision. If any of such risks and uncertainties actually occur, our business, financial condition and results of operations could be adversely affected. In that case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

Risks Relating to the Bayswater Acquisition

We may not consummate the Bayswater Acquisition, and this offering is not conditioned on the consummation of the Bayswater Acquisition on the terms currently contemplated or at all.

We may not consummate the Bayswater Acquisition, which is subject to a number of closing conditions. Satisfaction of some of these conditions is beyond our control. If these conditions are not satisfied or waived, the Bayswater Acquisition will not be completed. Certain of the conditions that remain to be satisfied include, but are not limited to:

●	the accuracy of the representations and warranties of each party (subject to specified materiality standards);

●	compliance by each party in all material respects with their respective covenants;

●	the absence of any government order that restrains or prohibits the Bayswater Acquisition; and

●	our ability to complete the New Credit Agreement.

As a result, the Bayswater Acquisition may not close as scheduled, or at all. The closing of this offering is not conditioned on, and is expected to be consummated before, the closing of the Bayswater Acquisition. Accordingly, if you decide to purchase Common Stock in this offering, you should be willing to do so whether or not we complete the Bayswater Acquisition. If we fail to complete the Bayswater Acquisition, our management will have broad discretion in the use of proceeds from this offering, and may use such proceeds in ways in which you do not approve.

Failure to complete the Bayswater Acquisition or any delays in completing the Bayswater Acquisition, including as a result of a failure to complete this offering, could have significant adverse impacts on our future business, including the following:

●	we will be unable to achieve the expected cash flow, production levels, drilling, operational efficiencies and other anticipated benefits from the Bayswater Acquisition, which could hinder our ability to fund our development and drilling plan;

●	we may experience negative reactions from the financial markets, including a negative impact on our stock price;

●	we may experience negative reactions from our current or future customers, distributors, suppliers, vendors, landlords, employees, joint venture partners and other business partners;

●	we will still be required to pay certain significant costs relating to the Bayswater Acquisition, such as legal, accounting, advisor and printing fees;

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●	we may have foregone certain business opportunities, including other acquisitions and other aspects of our development plan, that, absent the Bayswater PSA, may have been pursued;

●	matters relating to the Bayswater Acquisition have required and continue to require substantial commitments of time and resources by our management, which may have resulted in the distraction of our management from other aspects of our development plan, our operations and the pursuit of other business opportunities that could have been beneficial to us; and

●	litigation that may arise as a result of any termination or delay in completion of the Bayswater Acquisition for failure to perform our obligations under the Bayswater PSA.

If the Bayswater Acquisition is not completed, the risks described above may materialize and they may have a material adverse effect on our results of operations, cash flows, financial position and stock price.

We do not currently have sufficient funds or committed financing necessary to consummate the Bayswater Acquisition.

We intend to fund the Bayswater Acquisition with the proceeds from this offering and borrowings under our New Credit Agreement. Accordingly, if these Financing Transactions are not completed, the consummation of the Bayswater Acquisition may be delayed or may not occur at all. If the Financing Transactions are not completed, we may be required to seek alternative financing arrangements to fund the Bayswater Acquisition, and such financing may not be available on favorable terms, or at all. If we are unable to secure the necessary financing to consummate the Bayswater Acquisition, we will unable to complete the Bayswater Acquisition, and thus, will not receive the anticipated benefits of the Bayswater Assets.

We may be unsuccessful in integrating the Bayswater Assets or in realizing all or any part of the anticipated benefits of the Bayswater Acquisition.

We believe that the Bayswater Acquisition will complement our growth strategy by providing operational and financial scale and increasing free cash flow. However, achieving these goals requires, among other things, realization of the targeted synergies expected from the Bayswater Acquisition and other recent acquisitions, and there can be no assurance that we will be able to successfully integrate the Bayswater Assets or other recently acquired assets or otherwise realize the expected benefits of the Bayswater Acquisition or such acquisitions. This growth and the anticipated benefits of the Bayswater Acquisition may not be realized fully, or at all, or may take longer to realize than expected. Difficulties in integrating the Bayswater Assets or other assets may result in the Company performing differently than expected, or in operational challenges or failures to realize anticipated efficiencies. Potential difficulties in realizing the anticipated benefits of the Bayswater Acquisition and other acquisitions include, but are not limited to, the following:

●	disruptions of relationships with customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners as a result of uncertainty associated with the Bayswater Acquisition;

●	difficulties integrating our existing assets and business with the Bayswater Assets in a manner that permits us to achieve the full revenue and cost savings anticipated from the Bayswater Acquisition;

●	the potential for unexpected costs, delays or challenges that may arise in integrating the Bayswater Assets into our existing assets and business;

●	limitations on our ability to realize any expected cost savings and operating synergies from the Bayswater Acquisition;

●	difficulties integrating vendors and business partners;

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●	discovery of previously unknown liabilities following the Bayswater Acquisition for which we cannot receive reimbursement under any applicable indemnification provisions;

●	environmental, regulatory, permitting and similar matters;

●	performance shortfalls at the Company as a result of the diversion of management’s attention to integration efforts; and

●	disruption of, or the loss of momentum in, the Company’s ongoing business.

We have incurred, and expect to continue to incur, a number of costs associated with completing the Bayswater Acquisition and the Financing Transactions. The elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the Bayswater Assets, may not initially offset integration-related costs or achieve a net benefit in the near term, or at all.

Our acquisition of a significant portion of Bayswater’s working interests is subject to third-party consent. If such third party does not consent or our arrangement with Bayswater with respect to such working interests pursuant to the Bayswater PSA is challenged, we will be able to acquire such working interest as part of the Bayswater Acquisition without any adjustment to the purchase price and we may have limited recourse against Bayswater.

Our acquisition of a significant portion of Bayswater’s working interests is subject to the consent of a third-party operator. We and the Seller have agreed to use commercially reasonable efforts to obtain all required consents with respect to our acquisition of the Bayswater Assets. However, we cannot assure you that we will be able to timely obtain such consent, if at all. If such third-party operator does not grant the necessary consent, the Bayswater PSA provides for a contractual arrangement pursuant to which we would be entitled to receive the economic benefits of such working interests. However, there can be no assurance that any such arrangement will not be challenged legally or by a third-party and, thus, that we will actually receive such economic benefits under these circumstances. The receipt of this third-party consent is not a closing condition to the Bayswater PSA and, in the event that such consent is not obtained or is challenged, the Bayswater PSA does not provide that the purchase price will be negatively adjusted. Moreover, our recourse against Bayswater may be limited under these circumstances. Consequently, we may not realize certain of the benefits of such working interests that are intended to be transferred to us as part of the Bayswater Acquisition and those benefits would be significant. The inability to transfer these working interests to us or failure to receive the economic benefits of such working interests, would have a significant adverse effect on our business, financial condition, results of operations and stock price.

If we are successful in completing the Bayswater Acquisition, our level of indebtedness could adversely affect our business and financial condition and prevent us from fulfilling our debt obligations.

As of January 31, 2025, $34.0 million of revolving borrowings and no letters of credit were outstanding under the Existing Credit Agreement. As of January 31, 2025, after giving pro forma effect to the Financing Transactions and the Bayswater Acquisition, we would have had $349.0 million of revolving borrowings and no letters of credit outstanding under the New Credit Agreement, leaving $126.0 million of available capacity thereunder for future borrowings and letters of credit. In addition, as of January 31, 2025, we had $3.9 million outstanding in aggregate principal amount relating to the Convertible Promissory Note and $3.2 million outstanding in aggregate principal amount relating to a Subordinated Promissory Note, and we had cash and cash equivalents of approximately $3.0 million. Our Existing Credit Agreement contains, and we expect our New Credit Agreement will contain, certain covenants limiting our ability to pay dividends, incur indebtedness, grant liens, make acquisitions, make investments or dispositions, engage in transactions with affiliates and enter into hedging and derivative arrangements, as well as covenants requiring us to maintain certain financial ratios and tests. In addition, the borrowing base under these agreements is, and we expect will continue to be, subject to periodic review by our lenders. Difficulties in the credit markets may cause the banks to be more restrictive when redetermining the borrowing base.

Our indebtedness could adversely affect our business, financial condition, results of operations and cash flows, including, without limitation, impairing our ability to obtain additional financing for our drilling and development program, potential acquisitions, working capital, capital expenditures, debt service requirements or other general corporate purposes. In addition, we will have to use a substantial portion of our cash flow to pay principal, premium (if any) and interest on our indebtedness when due which will reduce the funds available to us for other purposes. Our level of indebtedness will also make us more vulnerable to economic downturns and adverse industry conditions, and may compromise our ability to capitalize on business opportunities and to react to competitive pressures as compared to our competitors.

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In connection with our New Credit Agreement, we are required to enter into hedging arrangements with respect to our production, and therefore, we will be exposed to fluctuations in the price of oil, natural gas and NGLs and will be affected by continuing and prolonged declines in such prices. These hedging arrangements, along with any future hedging activities we may engage in, may result in financial losses or could reduce our income.

Oil, natural gas, and NGLs prices are volatile. We are required pursuant to our New Credit Agreement to hedge a significant portion of our oil and natural gas production in order to reduce our exposure to adverse fluctuations in these prices within 10 days after the closing. The production associated with the Bayswater Assets is not currently hedged by us and therefore we are exposed to price volatility for our oil, natural gas and NGLs production and may be subject to significant reduction in prices, which would have a material negative impact on our results of operations. In connection with our New Credit Agreement and the Bayswater Acquisition, we intend to enter into derivative arrangements for a portion of our oil, natural gas, and NGLs production, including swaps, collars and other instruments. Derivative arrangements would expose us to the risk of financial loss in some circumstances, including when: (i) production is less than the volume covered by the derivative instruments; (ii) the counterparty to the derivative instrument defaults on its contract obligations; or (iii) there is an increase in the differential between the underlying price in the derivative instrument and actual prices received. These types of derivative arrangements may limit the benefit we would receive from increases in the prices for oil, natural gas and NGLs and may expose us to cash margin requirements. If oil, natural gas and NGLs prices upon settlement of derivative swap contracts exceed the price at which commodities have been hedged, we will be obligated to make cash payments to counterparties, which could, in certain circumstances, be significant.

We cannot assure you that our diligence review of the Bayswater Acquisition has identified all material risks associated with the transaction. Additionally, following the consummation of the Bayswater Acquisition, if certain risks arise, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Before entering into the Bayswater PSA, we performed a due diligence review of Bayswater and the Bayswater Assets, which we believe to be generally consistent with industry practices. However, we cannot assure you that our due diligence review identified all material issues and our assessments of the Bayswater Assets and our estimates are inherently uncertain. As a result, we may be forced to later write-down or write-off assets, restructure our operations or incur impairment or other charges that could result in losses. Even if our due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner that is inconsistent with our preliminary risk analysis. These risks that may not have arisen in the scope of our due diligence review of the Bayswater Assets, include, but are not limited to, title, production, environmental or other problems. Even though these charges may be non-cash items and may not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us following the completion of the Bayswater Acquisition or our Common Stock. In addition, charges of this nature may impair our ability to obtain future financing on favorable terms or at all. Moreover, we may have limited recourse against Bayswater for certain risks or liabilities incurred after the consummation of the Bayswater Acquisition. Accordingly, our stockholders following the Bayswater Acquisition could suffer a reduction in the value of their shares of Common Stock, and such stockholders are unlikely to have a remedy for such reduction in value.

Misrepresentations made to us by Bayswater in the Bayswater PSA could cause us to incur substantial financial obligations and harm our business.

If we were to discover that there were misrepresentations made to us by Bayswater in the Bayswater PSA regarding the Bayswater Assets, we would explore all possible legal remedies to compensate us for any loss, including our rights to indemnification under the Bayswater PSA. However, there is no assurance that legal remedies would be available or collectible. If such unknown liabilities exist and we are not fully indemnified for any loss that we incur as a result thereof, we could incur substantial financial obligations, which could materially adversely affect our financial condition and harm our business.

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As a result of the Bayswater Acquisition and the NR Acquisition, we anticipate that the scope and size of our assets, operations and business will substantially change. We cannot provide assurance that our expansion in size and integration and operation of the Bayswater Assets and Central Weld Assets will be successful.

We anticipate that the Bayswater Acquisition and the NR Acquisition will substantially expand the scope and size of our business by adding substantial upstream oil, natural gas and NGLs assets and operations to our existing assets and operations. Prior to the Bayswater Acquisition and NR Acquisition, our assets and operations primarily consisted of the Genesis Assets, which includes approximately 18,000 net mineral acres in, on and under approximately 38,300 gross undeveloped acres, with 72 fully permitted undeveloped drilling locations and situated in a rural area of northern Weld County, Colorado. Our recently acquired Central Weld Assets include approximately 5,400 net leasehold acres, 63 approved well permits and 26 operated horizontal wells and the Bayswater Assets we expect to acquire in the Bayswater Acquisition include approximately 24,000 net mineral acres in, on and under, approximately 27,800 gross acres and 22 fully permitted proven undeveloped drilling locations. Although we, Bayswater and Nickel Road operate in many of the same regions of the DJ Basin, Bayswater and Nickel Road’s operations focus more heavily on drilling and production of oil, natural gas and NGLs which require different operating strategies and managerial expertise than our current operations and are subject to additional or different regulatory requirements. Consequently, we may not be able to successfully integrate the Bayswater Assets and Central Weld Assets into our existing operations, successfully manage these assets or to realize the expected economic benefits of the Bayswater Acquisition and NR Acquisition, which may have a material adverse effect on our business, financial condition and results of operations.

We may not achieve the perceived benefits of the Bayswater Acquisition and the market price of our Common Stock following such transaction may decline.

The market price of our Common Stock may decline as a result of the Bayswater Acquisition for a number of reasons, including if investors react negatively to the prospects of the Company’s business; the effect of the Bayswater Acquisition on our business and prospects is inconsistent with the expectations of our management or of financial or industry analysts; or we do not achieve the perceived benefits of the Bayswater Acquisition as rapidly or to the extent anticipated by our management or financial or industry analysts.

The reserve, production and other data and estimates with respect to the Bayswater Assets are based primarily on information provided by Bayswater. We have not yet verified these data and estimates and cannot assure you that actual results will not differ materially.

Bayswater has represented that the Bayswater Assets contain a specified number of net mineral and gross acres, gross and net wells as well as net horizontal well locations. Pro Forma production is approximately 27,500 Boe/d and we expect production to increase to approximately 29,000 - 31,000 Boe/d for full year 2025 based on only current proved developed reserves, drilled uncompleted wells, permits, and our expected development plan, which assumes the completion of the Bayswater Acquisition.

However, none of the above information about Bayswater has been verified by us or our independent reserve engineers and could prove to be inaccurate, and in some instances materially so. We have limited recourse against Bayswater should any of these estimates or other data prove to be inaccurate. Likewise, we may not be able to achieve our 2025 production estimates. We cannot assure you that we will achieve the results estimated by us with respect to the Bayswater Assets.

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The unaudited pro forma condensed combined financial information and pro forma combined proved reserves and production data incorporated by reference into this prospectus may not be representative of our future results or operations.

The unaudited pro forma information incorporated by reference into this prospectus is constructed from our consolidated historical financial statements and operating results and the financial statements and operating results of the Company, Bayswater and Nickel Road and adjusted to reflect the impact of the Financing Transactions, the Bayswater Acquisition, the NR Acquisition and the other transactions and subsequent events described therein. Such unaudited pro forma information does not purport to be indicative of our future results of operations following such transactions. Therefore, such unaudited pro forma information may not be representative of our future results or operations. The unaudited pro forma information incorporated by reference in this prospectus is also based in part on certain assumptions that we believe are reasonable. We cannot assure you, however, that our assumptions will prove to be accurate. Accordingly, the pro forma information included in this prospectus may not be indicative of what our results of operations and financial condition would have been had the applicable events occurred during the periods presented, or what our results of operations and financial conditions will be in the future.

We expect to incur significant transaction costs in connection with the Bayswater Acquisition, which may be in excess of those currently anticipated.

We have incurred and are expecting to continue to incur a number of non-recurring costs associated with negotiating and completing the Bayswater Acquisition, integrating the Bayswater Assets and achieving desired synergies. These costs have been, and will continue to be, substantial and, in many cases, will be borne by us whether or not the Bayswater Acquisition is consummated. A substantial majority of non-recurring expenses will consist of transaction costs and include, among others, fees paid to financial, legal, accounting and other advisors. We will also incur costs related to formulating and implementing integration plans. We will continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in connection with the Bayswater Acquisition and the integration of the Bayswater Assets. While we have assumed that a certain level of expenses would be incurred, there are many factors beyond our control that could affect the total amount or the timing of such expenses. The elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the Bayswater Assets, may not offset integration-related costs and achieve a net benefit in the near term, or at all. The costs described above and any unanticipated costs and expenses, many of which will be borne by us even if the Bayswater Acquisition is not consummated, could have an adverse effect on our financial condition and operating results.

The Bayswater Acquisition may be completed on different terms from those contained in the Bayswater PSA.

Prior to the completion of the Bayswater Acquisition, we and Bayswater may, by mutual agreement, amend or alter the terms of the Bayswater PSA, including with respect to, among other things, the consideration payable by us to Bayswater or any covenants or agreements with respect to the operations of the Bayswater Assets during the pendency thereof. Any such amendments or alterations may have negative consequences to us.

The market price for our Common Stock following the Bayswater Acquisition, if consummated, may be affected by factors different from those that historically have affected or currently affect our Common Stock.

If the Bayswater Acquisition is consummated, our financial position may differ from our financial position before the completion of the Bayswater Acquisition, and our results of operations may be affected by some factors that are different from those currently affecting our results of operations or those currently affecting the results of operations of Bayswater, including prices of oil, natural gas and NGLs, which can be volatile. Accordingly, the market price and performance our Common Stock is likely to be different from the performance of our Common Stock in the absence of the Bayswater Acquisition.

Securities class action and derivative lawsuits may be brought against us in connection with the Bayswater Acquisition, which could result in substantial costs.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on our liquidity and financial condition.

S-19

Risks Related to this Offering and Ownership of Our Common Stock

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

$186.5 million of the net proceeds from this offering are expected to be used to fund the purchase price for the Bayswater Acquisition. Any remaining net proceeds from this offering, including any remaining net proceeds from the underwriters’ exercise of their option to purchase additional shares, are expected to be used for other general corporate purposes, which may include advancing our development and drilling program or financing other potential acquisition opportunities. Our management will have considerable discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our results of operations or enhance the value of our Common Stock. You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used appropriately and, until such net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value. Our failure to apply these funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow, and could cause the price of our Common Stock to decline.

Future sales of our common stock, or the perception that such future sales may occur, may cause our stock price to decline.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline. In addition, the sale of such shares, or the perception that such sales may occur, could impair our ability to raise capital through the sale of additional common or preferred stock. Except for any shares purchased by our affiliates, all of the shares of common stock sold in this offering will be freely tradable.

In addition, the Bayswater PSA provides that we will enter into a registration rights agreement with Bayswater at the closing of the Bayswater Acquisition pursuant to which, among other things, we will agree to register the resale of the shares of our common stock to be received by Bayswater in the Bayswater Acquisition. Any sales of shares of our common stock by such holders, or expectations thereof, could similarly have the effect of depressing the market price for our common stock.

The underwriters of this offering may waive or release the lock-up restrictions entered into in connection with this offering, which could adversely affect the price of our Common Stock.

In connection with this offering, we, each of our directors and executive officers and certain of our employees and stockholders have agreed to certain lock-up restrictions with respect to the sale and resale of shares of our Common Stock for a period of 90 days after the date of this prospectus supplement. The underwriters, at any time and without notice, may release all or any portion of our Common Stock subject to the foregoing lock-up restrictions. If such restrictions are waived, then such Common Stock will be available for sale into the public markets, which could cause the market price of our Common Stock to decline and impair our ability to raise capital.

S-20

USE OF PROCEEDS

We expect to receive approximately $ million of net proceeds from this offering, or approximately $ million if the underwriters exercise in full their option to purchase additional shares, in each case after deducting underwriting discounts and commissions and our estimated offering expenses.

We intend to use $186.5 million of the net proceeds from this offering to fund a portion of the purchase price for the Bayswater Acquisition. We expect to use any remaining net proceeds from this offering, including any net proceeds from the underwriters’ exercise of their option to purchase additional shares, for other general corporate purposes, which may include advancing our development and drilling program, repayment of existing indebtedness or financing other potential acquisition opportunities. We may invest funds not required immediately for such purposes in marketable securities and short- term investments.

This offering is not conditioned on the closing of the Bayswater Acquisition. If we do not complete the Bayswater Acquisition, we intend to use the net proceeds from this offering for the other purposes set forth above in this “Use of Proceeds.”

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2024:

●	on an actual basis;

●	on an as adjusted basis to give effect to this offering and the recently completed NR Acquisition on October 1, 2024 (assuming the underwriters’ option to purchase additional shares from us is not exercised) and the application of the net proceeds therefrom as set forth under “Use of Proceeds” in this prospectus supplement, along with the cash adjustments described in Footnote No. 7(o) to the “Unaudited Pro Forma Condensed Combined Financial Information” included in Exhibit 99.7 to the Company’s Current Report on Form 8-K, filed with the SEC on February 7, 2025, which is incorporated herein by reference, related to the Company’s initial debt incurrence under the Existing Credit Agreement and paydown of notes payable; and

●	on a pro forma basis giving further effect to the closing of the Bayswater Acquisition and the completion of the New Credit Agreement (assuming 316,092 shares of our Common Stock are issued to Bayswater at closing as Equity Consideration).

This table should be read in conjunction with, and is qualified in its entirety by reference to, “Use of Proceeds” in this prospectus supplement, the unaudited pro forma condensed combined financial information incorporated by reference into this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements and the related notes thereto in our Quarterly Report on Form 10-Q for the period ended September 30, 2024, which is incorporated by reference into this prospectus supplement.

	As of September 30, 2024
	Actual	As Adjusted (1)	Pro Forma (2)
	(in thousands, except share data)
Cash and cash equivalents (3)	$40.1	$220.5	$76.8
Long-term indebtedness:
Revolving credit facility (4)	-	-	365.9
Notes payable (5)	19.5	19.5	7.1
Total long-term indebtedness	$19.5	$19.5	$373.0

Stockholders’ equity:
Series D convertible preferred stock, par value $0.01 per share, 20,627 shares issued and outstanding	-	-	-
Common stock, including paid-in capital, par value $0.01 per share; 500,000,000 shares authorized; 22,918,763 shares issued and outstanding (actual), 47,415,259 shares issued and outstanding (as adjusted) and 47,731,351 shares issued and outstanding (pro forma)	0.2	0.5	0.5
Additional paid-in capital	168.9	355.2	365.2
Accumulated deficit	(107.8)	(107.8)	(107.8)

Total stockholders’ equity	$61.3	$247.8	$257.9

Total capitalization	$80.8	$267.3	$630.9

(1)	As described in “Use of Proceeds,” we intend to use the net proceeds from this offering to fund a portion of the purchase price for the Bayswater Acquisition. However, the Bayswater Acquisition remains subject to certain conditions to closing. In the event that the Bayswater Acquisition is not completed, the proceeds from this offering will be used for general corporate purposes, which may include advancing our development and drilling program, repayment of existing indebtedness or financing other potential acquisition opportunities. Pending such use, we may invest such proceeds in marketable securities and short-term investments. We have reflected such proceeds in the “as adjusted” column in the table above as an upward adjustment to cash and cash equivalents without giving effect to any such potential uses.
(2)	Pro forma cost structure does not reflect impact of the Company’s cost structure or general and administrative expense on the Bayswater Assets, including incremental general and administrative expense, if any.
(3)	As of January 31, 2025, we had cash and cash equivalents of approximately $3.0 million.
(4)	As of January 31, 2025, we had outstanding borrowings of $34.0 million under our Existing Credit Agreement. We expect approximately $349 million to be drawn under our New Credit Agreement on the closing date of the Bayswater Acquisition.
(5)	As of January 31, 2025, we had $3.9 million outstanding in aggregate principal amount relating to the Convertible Promissory Note and $3.2 million outstanding in aggregate principal amount relating to a Subordinated Promissory Note.

S-22

DIVIDEND POLICY

We have never declared or paid any cash dividends to holders of our Common Stock and do not anticipate declaring or paying any cash dividends to holders of our Common Stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the growth of our business. Our future dividend policy is within the discretion of our Board of Directors and will depend upon then-existing conditions, including our results of operations, financial condition, capital requirements, investment opportunities, statutory restrictions on our ability to pay dividends and other factors our Board of Directors may deem relevant. In addition, certain of our debt instruments place restrictions on our ability to pay cash dividends.

S-23

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences generally applicable to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our Common Stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing, final, temporary and proposed Treasury regulations promulgated thereunder (“Treasury Regulations”), judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) in effect as of the date of this prospectus supplement. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect or cause the U.S. federal income tax consequences to vary substantially from those described below for a non-U.S. holder of our Common Stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take a contrary position, or that a court would not sustain such a contrary position, regarding the tax consequences of the purchase, ownership and disposition of our Common Stock.

This discussion does not address the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis. This discussion does not address U.S. federal estate and gift tax (or any other non-income tax), U.S. state or local tax, or non-U.S. tax consequences to non-U.S. holders. In addition, except as specifically set forth below, this discussion does not address applicable tax reporting requirements.

This discussion is limited to non-U.S. holders that hold our Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder’s particular circumstances. In addition, it does not address consequences relevant to non-U.S. holders subject to special U.S. tax rules, including, without limitation:

●	U.S. expatriates and certain former citizens or long-term residents of the United States;

●	persons subject to the alternative minimum tax;

●	persons holding our Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	banks, trusts, mutual funds, insurance companies and other financial institutions;

●	real estate investment trusts or regulated investment companies;

●	brokers, dealers or traders in securities, currencies (including foreign currency) or commodities;

●	traders in securities subject to a mark-to-market method of accounting for U.S. federal income tax purposes;

●	“controlled foreign corporations”, “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax (each as defined in the Code);

●	S corporations (and shareholders thereof), partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and partners or owners thereof);

●	tax-exempt organizations or governmental organizations;

●	persons deemed to sell our Common Stock under the constructive sale provisions of the Code;

●	persons who own (actively, indirectly or constructively) 5% or more of our Common Stock;

●	persons who hold or receive our Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

●	tax-qualified retirement plans or pension funds.

S-24

If a partnership (or other entity or arrangement treated as a pass-through entity for U.S. federal income tax purposes) holds our Common Stock, the U.S. tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Common Stock and the partners (or other owners) in such partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences to them in light of their particular circumstances.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE OR A COMPLETE DESCRIPTION OF ALL U.S. TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our Common Stock that is neither a partnership (or other entity treated as a pass-through entity) for United States federal income tax purposes nor any of the following for United States federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) or (2) has made a valid election under applicable Treasury Regulations to be treated as a United States person.

Distributions

We do not anticipate declaring or paying dividends to holders of our Common Stock in the foreseeable future. However, if we make distributions on our Common Stock (including any constructive distributions), such distributions of cash or property on our Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its Common Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below in “—Sale or Other Taxable Disposition.”

Subject to the discussion below on backup withholding and foreign accounts, dividends paid to a non-U.S. holder of our Common Stock that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).

Non-U.S. holders may be entitled to a reduction in or an exemption from U.S. withholding tax on dividends as a result of either (a) an applicable income tax treaty or (b) the non-U.S. holder holding our Common Stock in connection with the conduct of a trade or business within the United States and dividends being paid in connection with that trade or business. To claim such a reduction in or exemption from withholding, a non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable successor forms) claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI (or other applicable successor form) stating that the dividends are not subject to U.S. withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld under these rules by timely filing an appropriate claim for refund with the IRS.

S-25

Subject to the discussion below on backup withholding and foreign accounts, if dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates applicable to U.S. holders. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends (and, if required by an applicable income tax treaty, that are attributable to a permanent establishment maintained by the corporate non-U.S. holder in the United States), as adjusted for certain items. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

Subject to the discussions below on backup withholding and foreign accounts, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Common Stock unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

●	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

●	our Common Stock constitutes a U.S. real property interest by reason of our status as a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, so long as our Common Stock is “regularly traded on an established securities market,” a non-U.S. holder will be subject to U.S. federal income tax on a disposition of our Common Stock only if the non-U.S. holder actually or constructively holds or held (at any time during the shorter of the 5-year period preceding the date of disposition or the holder’s holding period) more than 5% (actually or constructively) of our Common Stock. If our Common Stock is not considered to be so traded, all non-U.S. holders would be subject to U.S. federal net income tax on disposition of our Common Stock and a 15% withholding tax would apply to the gross proceeds from the sale of our Common Stock by a non-U.S. holder.

S-26

Non-U.S. holders should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules in light of their own circumstances.

Information Reporting and Backup Withholding

A non-U.S. holder will not be subject to backup withholding with respect to payments of dividends on our Common Stock, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a United States person and the holder certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E, W-8ECI, or other applicable certification. However, information returns will be filed with the IRS in connection with any dividends on our Common Stock paid to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Information reporting and backup withholding may apply to the proceeds of a sale of our Common Stock effected by or through a U.S. office of a broker, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale of our Common Stock outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. holder on IRS Form W-8BEN, W-8BEN-E or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under the Foreign Account Tax Compliance Act (“FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities (including in certain cases where such institution or entity is acting as an intermediary). Among other payments, a 30% withholding tax may be imposed on dividends on our Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Withholding imposed by FATCA may also apply to gross proceeds from the sale or other disposition of domestic stock, although, under proposed U.S. Treasury Regulations no withholding would apply to such gross proceeds. The preamble to the proposed regulations specifies that taxpayers (including withholding agents) may generally rely on the proposed regulations pending finalization.

Prospective investors should consult their own tax advisors regarding the application of FATCA to their investment in our Common Stock in light of their own circumstances.

S-27

UNDERWRITING

Citigroup Global Markets Inc. is acting as sole book-running manager of the offering and as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
KeyBanc Capital Markets Inc.
MUFG Securities Americas Inc.
Piper Sandler & Co.
Truist Securities, Inc.
Fifth Third Securities, Inc.
Clear Street LLC
First Citizens Capital Securities, LLC
Johnson Rice & Company L.L.C.
PEP Advisory LLC
Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the underwriters’ option to purchase additional shares described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the public offering price not to exceed $ per share. If all the shares are not sold at the public offering price, the underwriters may change the offering price and the other selling terms.

If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to additional shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

The following table summarizes the compensation we will pay to the underwriters:

		No Exercise		Full Exercise
Price to public	$		$
Underwriting discount
Proceeds, before expenses, to us

The expenses of this offering that have been paid or are payable by us are estimated to be approximately $2.5 million (excluding underwriting discounts). We have agreed to reimburse the underwriters for certain of their expenses in an amount up to $20,000.

Subject to certain exceptions, we, our officers and directors, and certain stockholders have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. Citigroup Global Markets Inc., in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The shares are listed on the Nasdaq Capital Market under the symbol “PROP.”

S-28

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional shares, and stabilizing purchases.

●	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

○	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ underwriters’ option to purchase additional shares.

○	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ option to purchase additional shares.

●	Covering transactions involve purchases of shares either pursuant to the underwriters’ option to purchase additional shares or in the open market in order to cover short positions.

○	To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

○	To close a covered short position, the underwriters must purchase shares in the open market or must exercise the option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares.

●	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

A prospectus supplement and the accompanying base prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The underwriters may agree to allocate a number of common units to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Other Relationships

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our credit facility. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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Certain underwriters or their respective affiliates have provided commitments under a credit facility that may be used to fund the cash portion of the consideration for the Bayswater Acquisition, and in connection therewith received or will receive customary fees and expenses. In addition, we have granted Citigroup Global Markets Inc. the right to participate in the distribution of certain types of future public offerings, private placements or other financings, subject to the requirements of FINRA Rule 5110.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a Relevant State), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the shares may be offered to the public in that Relevant State at any time:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initial acquires any shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the underwriters and us that it is a qualified investor within the meaning of Article 2 of the Prospectus Regulation.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representation, warranty and agreement.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

We have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the Company or the underwriters.

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Notice to Prospective Investors in the United Kingdom

No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Section 86 of the FSMA, provided that no such offer of the shares shall require the Issuer or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initial acquires any shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the underwriters and us that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.

The Company, underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representation, warranty and agreement.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

●	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

●	used in connection with any offer for subscription or sale of the shares to the public in France.

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Such offers, sales and distributions will be made in France only:

●	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

●	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

●	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

●	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

●	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

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●	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

●	where no consideration is or will be given for the transfer; or

●	where the transfer is by operation of law.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the Financial Instruments and Exchange Law, and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

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The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Canadian Residents

Resale Restrictions

The distribution of our common stock in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of our common stock in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

Representations of Canadian Purchasers

By purchasing our common stock in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

● the purchaser is entitled under applicable provincial securities laws to purchase our common stock without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus Exemptions, the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations,

● where required by law, the purchaser is purchasing as principal and not as agent, and

● the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest

Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of our common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the our common stock in their particular circumstances and about the eligibility of our common stock for investment by the purchaser under relevant Canadian legislation.

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LEGAL MATTERS

The validity of our Common Stock offered by this prospectus supplement will be passed upon for us by Norton Rose Fulbright US LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Latham & Watkins LLP.

EXPERTS

Prairie Operating Co.

The financial statements of Prairie Operating Co. (formerly known as Prairie Operating Co., LLC) as of December 31, 2023 and 2022 and for the year ended December 31, 2023 and for the period from June 7, 2022 (inception) through December 31, 2022 incorporated by reference in this prospectus from the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2023, have been audited by Ham, Langston & Brezina, L.L.P., an independent registered public accounting firm, as stated in their report appearing thereon, and have been incorporated by reference in this prospectus and registration statement in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Estimates of the reserves of the Company as of December 31, 2023 incorporated by reference in this prospectus from the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2023, the combined and individual reserve reports with respect to the Initial Genesis Assets, the Central Weld Assets and the Genesis Bolt-On Assets, in each case, as of January 31, 2024, incorporated or deemed to be incorporated by reference into this prospectus, the combined reserve report of the Company as of June 30, 2024 incorporated or deemed to be incorporated by reference into this prospectus, and the combined reserves of the Company and the Bayswater Assets as of November 30, 2024 and related information incorporated by reference in this prospectus have been prepared based on reports by Cawley, Gillespie & Associates, Inc., an independent Petroleum Reserve Evaluation Firm, and all such information has been so incorporated in reliance on the authority of such experts in such matters. Pursuant to Rule 412 under the Securities Act, the combined and individual reserve reports with respect to the Initial Genesis Assets, the Central Weld Assets and the Genesis Bolt-On Assets, in each case, as of January 31, 2024, incorporated or deemed to be incorporated by reference into this prospectus and the combined reserve report of the Company as of June 30, 2024 incorporated or deemed to be incorporated by reference into this prospectus are each deemed to be modified or superseded for purposes of this prospectus by the combined reserve report of the Company and the Bayswater Assets as of November 30, 2024. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Nickel Road

The consolidated financial statements of NRO as of December 31, 2023 and 2022 and for the years then ended incorporated in this prospectus by reference from the Company’s Amendment to its Current Report on Form 8-K/A, dated March 19, 2024, have been audited by Moss Adams LLP, independent auditors, as stated in their report, which is incorporated by reference. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Estimates of NRO’s reserves as of December 31, 2023 and related information incorporated by reference in this prospectus by reference from the Company’s Amendment to its Current Report on Form 8-K/A, dated March 19, 2024 have been prepared based on reports by Cawley, Gillespie & Associates, Inc., an independent Petroleum Reserve Evaluation Firm, and all such information has been so incorporated in reliance on the authority of such experts in such matters.

Bayswater

The audited combined statement of revenue and direct operating expenses of the Bayswater Assets as of and for the years ended December 31, 2023 and 2022 which is incorporated by reference into this prospectus has been audited by Plante & Moran, PLLC independent auditors, as stated in their report, which is incorporated by reference. Such financial information is incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Exchange Act. Our filings with the SEC are also available to the public on the SEC’s Internet website at www.sec.gov. Our Internet website address is www.prairieopco.com, and we make our periodic reports and other information file with or furnished to the SEC available, free of charge, through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on, or otherwise accessible through, our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information that we file with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. You should not assume that the information in this prospectus is current as of any date other than the date of this prospectus or that any information incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference (or, with respect to particular information contained in such document, as of any date other than the date set forth within such document as the date as of which such particular information is provided). We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c),

14 or 15(d) of the Exchange Act following the date of this prospectus and prior to the termination of the offering covered by this prospectus, in each case, other than information furnished to the SEC (including, but not limited to, information furnished under Items 2.02 or 7.01 of Form 8-K and any corresponding information furnished with respect to such Items under Item 9.01 or as an exhibit) and which is not deemed filed under the Exchange Act and is not incorporated in this prospectus:

●	our Annual Report on Form 10-K/A for the year ended December 31, 2023 filed on March 20, 2024, including those portions of our definitive proxy statement on Schedule 14A, filed on April 24, 2024, incorporated by reference therein;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, filed on May 13, 2024, August 9, 2024 and November 8, 2024, respectively;

●	our Current Reports on Form 8-K filed on January 12, 2024, January 24, 2024, February 12, 2024, March 20, 2024, April 9, 2024, April 12, 2024, June 10, 2024, August 20, 2024, October 4, 2024, November 1, 2024, November 21, 2024, November 27, 2024, December 19, 2024 and February 7, 2025 and our Current Reports on Form 8-K/A filed on January 29, 2024, February 9, 2024, March 19, 2024 and April 9, 2024; and

●	the description of our Common Stock contained in our Registration Statement on Form 8-A filed on December 22, 2023, as amended by Exhibit 4.5 to our Annual Report on Form 10-K for the year ended December 31, 2023, and any further amendments thereto or reports that we may file in the future for the purpose of updating such description.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference into this prospectus. Requests for such documents should be directed to:

Prairie Operating Co.

Attention: Investor Relations

55 Waugh Drive, Suite 400

Houston, Texas 77007

(713) 424-4247

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PROSPECTUS

Prairie Operating Co.

$250,000,000

Common Stock

Preferred Stock

Warrants

Units

Rights

From time to time we may offer and sell shares of our common stock, par value $0.01 per share (“Common Stock”), preferred stock, warrants, units and rights. The aggregate initial offering price of all shares of Common Stock sold by us under this prospectus will not exceed $250,000,000.

We may offer and sell these securities from time to time in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings. This prospectus provides you with a general description of these securities and the general manner in which we will offer the securities. Each time securities are offered, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update or change information contained in this prospectus.

Our Common Stock is traded on the Nasdaq Capital Market (the “Nasdaq”) under the symbol “PROP.” On December 9, 2024, the closing price of our Common Stock was $8.15.

You should read carefully this prospectus, the documents incorporated by reference in this prospectus and any prospectus supplement before you invest. See “Risk Factors” beginning on page 4 of this prospectus for information on certain risks related to the purchase of our securities.

We may sell the securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in any accompanying prospectus supplement. In addition, the underwriters, if any, may over-allot a portion of the securities.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2024.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may offer and sell from time to time the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that are registered hereunder that may be offered by us. Each time we offer the securities, we will provide you with a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

Any prospectus supplement may add, update, or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in any prospectus supplement. The information in this prospectus is accurate as of its date. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Therefore, before you invest in our securities, you should carefully read this prospectus and any prospectus supplement relating to the securities offered to you together with the additional information incorporated by reference in this prospectus and any prospectus supplement (including the documents described under the heading “Where You Can Find More Information” and “Documents Incorporated by Reference” in both this prospectus and any prospectus supplement).

You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor anyone acting on our behalf is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Unless the context otherwise requires, throughout this prospectus and any applicable prospectus supplement, the words “we,” “us,” the “registrant,” “the Company,” or “Prairie” refer to Prairie Operating Co.; and the term “securities” refers to the shares of our Common Stock registered hereunder.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), that registers the offer and sale of the securities covered by this prospectus. The registration statement, including the exhibits attached thereto and incorporated by reference therein, contains additional relevant information about us. In addition, we file annual, quarterly and other reports and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC’s website at www.sec.gov.

We make available free of charge on or through our website, https://investors.prairieopco.com, our filings with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. We make our website content available for information purposes only. Information contained on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

iii

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may update or replace information in this prospectus and information previously filed with the SEC.

We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC), after the date on which the registration statement was initially filed with the SEC (including all such documents that we may file with the SEC after the date the registration statement was initially filed and prior to the effectiveness of the registration statement) until all offerings under the registration statement of which this prospectus forms a part are completed or terminated:

●	our Annual Report on Form 10-K/A for the year ended December 31, 2023 filed on March 20, 2024, including those portions of our definitive proxy statement on Schedule 14A, filed on April 24, 2024, incorporated by reference therein;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, filed on May 13, 2024, August 9, 2024 and November 8, 2024, respectively;

●	our Current Reports on Form 8-K filed on January 12, 2024, January 24, 2024, February 5, 2024, February 12, 2024, March 20, 2024, April 9, 2024, April 12, 2024, June 10, 2024, August 20, 2024, October 4, 2024, November 1, 2024, November 21, 2024 and November 27, 2024, and our Current Reports on Form 8-K/A filed on January 29, 2024, February 9, 2024, March 19, 2024 and April 9, 2024; and

●	the description of our Common Stock contained in our Registration Statement on Form 8-A filed on December 22, 2023, as amended by Exhibit 4.5 to our Annual Report on Form 10-K for the year ended December 31, 2023, and any further amendments thereto or reports that we may file in the future for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain copies of any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in this prospectus), at no cost, by contacting us at:

Prairie Operating Co.

Attention: Investor Relations

55 Waugh Drive, Suite 400

Houston, Texas 77007

(713) 424-4247

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference herein or therein contain, or may contain, statements that are forward-looking and as such are not historical facts. These forward-looking statements include, without limitation, statements regarding future financial performance, business strategies, expansion plans, future results of operations, estimated revenues, losses, projected costs, prospects, plans and objectives of management. These forward-looking statements are based on our management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus or in the documents incorporated by reference, words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “project” or the negative of such terms or other similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus and in any document incorporated by reference in this prospectus may include, for example, statements about:

●	estimates of oil and natural gas reserves of our oil and gas assets;

●	estimates of the future oil and natural gas production from our oil and gas assets, including estimates of any increases or decreases in production;

●	the availability and adequacy of cash flow to meet our requirements;

●	the availability of additional capital for our operations;

●	changes in our business and growth strategy, including our ability to successfully operate and expand our business;

●	changes or developments in applicable laws or regulations, including with respect to taxes;

●	actions taken or not taken by third-parties, including our contractors and competitors;

●	our ability to fund our development and drilling plan using generated free cash flow without utilizing leverage;

●	our operating costs, customer loss and business disruption may be greater than expected following the proposed transaction or the public announcement of the proposed transaction;

●	our ability to grow our operations, and to fund such operations, on the anticipated timeline or at all;

●	uncertainties inherent in estimating quantities of oil, natural gas and NGL reserves and projecting future rates of production and the amount and timing of development expenditures;

●	commodity price and cost volatility and inflation;

●	the ability to obtain and maintain necessary permits and approvals to develop our assets;

●	safety and environmental requirements that may subject us to unanticipated liabilities;

●	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

●	general economic, financial, legal, political, and business conditions and changes in domestic and foreign markets;

●	the risks related to the growth of the Company’s business;

●	the effects of competition on the Company’s future business; and

●	other factors detailed under the section entitled “Risk Factors” and in our periodic filings with the SEC.

Our SEC filings are available publicly on the SEC website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Accordingly, forward-looking statements in this prospectus and in any document incorporated herein by reference should not be relied upon as representing our views as of any subsequent date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

All forward-looking statements, expressed or implied, included in this prospectus and the documents incorporated by reference herein are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

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ABOUT Prairie operating co.

Prairie Operating Co. is an independent oil and gas company focused on the acquisition and development of crude oil, natural gas and natural gas liquids. Our assets and operations are concentrated in the oil and liquids-rich regions of the Denver-Julesburg (DJ) Basin, with a primary focus on the Niobrara and Codell formations. We are committed to the responsible development of our oil and natural gas resources and are focused on maximizing returns through consistent growth, capital discipline, and sustainable cash flow generation.

Corporate Information

Our principal executive offices are located at 55 Waugh Drive, Suite 400, Houston, Texas 77007, and our telephone number at that location is (713) 424-4247. Our website can be found at https://investors.prairieopco.com. The information contained on our website or that can be accessed through our website is not part of this prospectus and you should not rely on that information when making a decision on whether to invest in our securities.

Implications of a Smaller Reporting Company

We are a “smaller reporting company” as defined under the Securities Act and Exchange Act. We may continue to be a smaller reporting company so long as either (i) the market value of shares of our Common Stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of shares of our Common Stock held by non-affiliates is less than $700 million. As a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, if we are a smaller reporting company under the requirements of (ii) above, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

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RISK FACTORS

An investment in our securities involves a significant degree of risk. Before you invest in our securities, you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, each of which is incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition. Please read “Cautionary Note Regarding Forward-Looking Statements.”

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USE OF PROCEEDS

Unless otherwise specified in an accompanying prospectus supplement, we will use the net proceeds we receive from the sale of the securities covered by this prospectus for general corporate purposes, which may include, among other things, investments in our subsidiaries, investment in existing or future projects, repurchasing or redeeming our securities, paying or refinancing all or a portion of our indebtedness at the time, and funding acquisitions, capital expenditures, and working capital.

The actual application of the net proceeds from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering.

CERTAIN INCOME TAX CONSIDERATIONS

Information regarding material U.S. federal income tax consequences to persons investing in the securities offered by this prospectus will be set forth in an applicable prospectus supplement. You are urged to consult your own tax advisors prior to any acquisition of our securities.

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DESCRIPTION OF SECURITIES

The following summary of the capital stock and our second amended and restated certificate of incorporation (“Charter”) and amended and restated bylaws (“Bylaws”) does not purport to be complete and is qualified in its entirety by reference to our Charter and Bylaws, copies of which are included as exhibits to the registration statement of which this prospectus forms a part. You should also be aware that the summary below does not give full effect to the provisions of statutory or common law that may affect your rights as a stockholder.

Our authorized capital stock consists of 500,000,000 shares of Common Stock, $0.01 par value per share, of which 22,925,161 shares were issued and outstanding as of December 10, 2024, and 50,000,000 shares of preferred stock, $0.01 par value per share, of which 14,456.68 shares of Series D convertible preferred stock, par value $0.01 per share (“Series D Preferred Stock”), were issued and outstanding as of December 10, 2024.

The number of authorized shares of Common Stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding plus the number reserved for issuance upon the exercise, conversion or exchange of outstanding securities) by the affirmative vote of the majority of the voting power of the outstanding shares of stock of the Company entitled to vote generally on the election of directors, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law (the “DGCL”) (or any successor provision thereto), and no vote of the holders of either Common Stock or preferred stock voting separately as a class or series shall be required therefor.

Description of Common Stock

Except as provided by law or in a preferred stock designation, holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, will have the exclusive right to vote for the election of directors and do not have cumulative voting rights. The Company does not have a classified board, as all directors are elected annually. Except as otherwise required by law, holders of Common Stock are not entitled to vote on any amendment to our Charter (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of any outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Charter (including any certificate of designations relating to any series of preferred stock) or pursuant to the DGCL. Subject to prior rights and preferences that may be applicable to any outstanding shares or series of preferred stock, holders of Common Stock are entitled to receive ratably in proportion to the shares of Common Stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of Common Stock are fully paid, and non-assessable, and all shares of Common Stock registered by this prospectus will be, when sold, validly issued, fully paid, and non-assessable. The holders of Common Stock have no preferences or rights of conversion, exchange, preemption, or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of our affairs, holders of Common Stock will be entitled to share ratably in our assets in proportion to the shares of Common Stock held by them that are remaining after payment or provision for payment of all of our debts and obligations and after distribution in full of preferential amounts to be distributed to holders of outstanding shares of preferred stock, if any.

Registration Rights Agreements

In connection with the Standby Equity Purchase Agreement, the Company entered into a registration rights agreement with YA II PN, LTD., a Cayman Islands exempt limited partnership (“YA”) pursuant to which the Company agreed to file a registration statement registering the resale of 4,198,343 shares of Common Stock, consisting of (i) up to 100,000 shares of Common Stock issued to YA as consideration for its irrevocable commitment to purchase up to $40.0 million of Common Stock, at the time and in the amount as determined by the Company, under the Standby Equity Purchase Agreement and (ii) up to 4,098,343 shares of Common Stock issuable pursuant to the Standby Equity Purchase Agreement, including upon the conversion of the convertible promissory note by YA on September 30, 2024 in the original principal amount of $15.0 million as part of the $40.0 million commitment.

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On September 30, 2024, the Company entered into a registration rights agreement with investors pursuant to which the Company agreed to file a registration statement registering the resale of 1,827,040 shares of Common Stock and the shares of Common Stock issuable upon the exercise of warrants to purchase up to 1,141,552 shares of Common Stock issued by the Company to the investors.

On August 14, 2023, the Company entered into a registration rights agreement with an investor, pursuant to which the Company agreed to file with the SEC a registration statement registering the resale of the shares of Common Stock underlying Series E Preferred Stock and warrants issued in connection therewith (the “Series E Registration Statement”), and the Company agreed to use its best efforts to have the Series E Registration Statement declared effective as promptly as possible after the filing thereof and within the timeframes specified in the Series E Registration Statement.

On May 3, 2023, the Company entered into a registration rights agreement with investors pursuant to which the Company agreed to file with the SEC a registration statement registering the resale of shares of Common Stock underlying Series D Preferred Stock and warrants issued in connection therewith (the “PIPE Resale Registration Statement” and together with the Series E Registration Statement, the “2023 Registration Statement”), and the Company agreed to use its best efforts to have the PIPE Resale Registration Statement declared effective as promptly as possible within the timeframes specified in the PIPE Resale Registration Statement. On December 6, 2023, the SEC declared the 2023 Registration Statement effective.

Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Among other things, our Charter and Bylaws:

●	establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

●	provide our board of directors the ability to authorize undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;

●	provide that the authorized number of directors may be changed only by resolution of the board of directors;

●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum; and

●	provide that our Bylaws can be amended or repealed by the board of directors without any action of the stockholders. Stockholders can amend or repeal our Bylaws with the vote of holders of not less than 66⅔% in voting power of the then-outstanding shares of stock entitled to vote generally on the election of directors, voting together as a single class.

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Forum Selection

Our Charter and Bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware) will, to the fullest extent permitted by applicable law, is the sole and exclusive forum for:

●	any derivative action or proceeding brought on our behalf;

●	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees, or agents to us or our stockholders;

●	any action asserting a claim against us arising pursuant to any provision of the DGCL, our Charter or our Bylaws; and

●	any action asserting a claim against us that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants therein.

Our Charter and Bylaws further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. The provisions in our Charter and Bylaws do not apply to complaints asserting a cause of action under the Exchange Act. A stockholder may not waive compliance with the federal securities laws and the rules and regulations thereunder.

Our Charter and Bylaws also provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this forum selection provisions. However, it is possible that a court could find our forum selection provisions to be inapplicable or unenforceable.

Limitation of Liability and Indemnification Matters

Our Charter limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

●	for any breach of their duty of loyalty to us or our stockholders;

●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

●	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal, or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal, or modification.

Our Charter and Bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our Charter and Bylaws also permit us to purchase insurance on behalf of any officer, director, employee, or other agent for any liability arising out of that person’s actions as our officer, director, employee, or agent, regardless of whether Delaware law would permit indemnification. We have obtained directors’ and officers’ insurance to cover our directors, officers, and some of our employees for certain liabilities. We have entered into indemnification agreements with each of our current directors and officers and intend to enter into indemnification agreements with each of our future directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our Charter and the indemnification agreements facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

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Anti-Takeover Effects of Certain Provisions of our Second Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and the DGCL

Certain provisions of our Charter and Bylaws, which are summarized in the following paragraphs, may have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, our Charter, our Bylaws and Delaware law, as applicable, among other things:

●	provide our board of directors with the ability to alter our Bylaws without stockholder approval (subject to rights of the holders of our preferred stock);

●	provide that, subject to the rights of the holders of preferred stock, special meetings of our stockholders may be called only by the Chairman (or any Co-Chairman) of the board of directors or the board of directors pursuant to a resolution adopted by a majority of the total number of directors then in office; and

●	provide that, subject to the rights of the holders of preferred stock and the terms of the Stockholders Agreement (as defined below), vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum, or by a sole remaining director.

These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. These provisions may delay or prevent someone from acquiring or merging with us, which may cause the market price of our Common Stock to decline.

Stockholders Agreement

The Company, Bristol Capital Advisors, LLC (“Bristol Capital Advisors”), Paul L. Kessler, Gary C. Hanna and Edward Kovalik entered into a Stockholders Agreement, dated as of May 3, 2023 (the “Stockholders Agreement”), pursuant to which the parties agreed to use reasonable best efforts, including taking certain necessary actions, to cause the board of directors to cause certain nominees to be elected to serve as a director on the board of directors under the following conditions: (i) one nominee designated by Bristol Capital Advisors and Paul L. Kessler, collectively, so long as Bristol Capital Advisors, Paul L. Kessler and their respective affiliates collectively beneficially own at least 50% of the number of shares of Common Stock collectively beneficially owned by such parties on of May 3, 2023; (ii) four nominees designated by Gary C. Hanna and Edward Kovalik (the “Prairie Members”) so long as the Prairie Members and their affiliates collectively beneficially own at least 50% of the number of shares of Common Stock collectively beneficially owned by such parties on of May 3, 2023; (iii) three nominees designated by the Prairie Members so long as the Prairie Members and their affiliates collectively beneficially own at least 40% (but less than 50%) of the number of shares of Common Stock collectively beneficially owned by such parties on of May 3, 2023; (iv) two nominees designated by the Prairie Members so long as the Prairie Members and their affiliates collectively beneficially own at least 30% (but less than 40%) of the number of shares of Common Stock collectively beneficially owned by such parties on of May 3, 2023; (v) one nominee designated by the Prairie Members so long as the Prairie Members and their affiliates collectively beneficially own at least 20% (but less than 30%) of the number of shares of Common Stock collectively beneficially owned by such parties on of May 3, 2023; and (vi) in the event of a vacancy on the board of directors, a replacement director designated by the party that designated the vacating director, provided that such upon such replacement, the total number of directors designated by such party does not exceed the total number of directors such party is entitled to designate pursuant to the Stockholders Agreement. The Stockholders Agreement was terminated effective November 15, 2024.

Advance Notice Bylaws. Our Bylaws contain an advance notice procedure for stockholder proposals to be brought before any meeting of stockholders, including proposed nominations of persons for election to our board of directors. Stockholders at any meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our Bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed, or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

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Interested Stockholder Transactions. We may become subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits “business combinations” between a publicly-held Delaware corporation and an “interested stockholder,” which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock for a three-year period following the date that such stockholder became an interested stockholder.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Vstock Transfer, LLC. The transfer agent’s telephone number and address are (212) 828-8436 and 18 Lafayette Place, Woodmere, New York 11598.

Listing

Our Common Stock is listed on the Nasdaq under the symbol “PROP.”

Description of Preferred Stock

Our Charter authorizes the board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more series of preferred stock, par value $0.01 per share, covering up to an aggregate of 50,000,000 shares of preferred stock. The specific terms and conditions of the series of the preferred stock will be described in a supplement to this prospectus. Each series of preferred stock will cover the number of shares and will have the powers, preferences, privileges, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, whether subject to retirement or sinking funds, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock are not entitled to vote at or receive notice of any meeting of stockholders.

Description of Warrants

Set forth below is a description of the general terms and conditions of the warrants that may be offered under this prospectus. The specific terms and conditions of the warrants will be described in a supplement to this prospectus. Any prospectus supplement may add, change, update, or supersede the terms and conditions of the warrants as described in this prospectus. To the extent the information contained in the prospectus supplement differs from the summary set forth below, you should rely on the information in the prospectus supplement. The summary below and in the prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the warrant agreement and warrant certificate because those documents, and not the summaries, define your rights as a holder of the warrants.

General

We may issue warrants for the purchase of our Common Stock or preferred stock. Warrants may be issued independently or together with any of our Common Stock, preferred stock, or rights offered by a prospectus supplement, and may be attached to or separate from those offered securities. Any series of warrants may be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as further set forth in the prospectus supplement relating to the particular issue of warrants. A copy of the form of any such warrant agreement, including the form of warrant certificate representing the warrants, will be filed with the SEC in connection with the offering of particular warrants.

Terms of Warrants

The prospectus supplement relating to a particular issue of warrants to purchase our Common Stock or preferred stock will describe the terms of those warrants, which may include, without limitation, one or more of the following:

●	the title or designation of the warrants;

●	the aggregate number of the warrants;

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●	the price or prices at which the warrants will be issued;

●	the currency or currencies, including composite currencies or currency units, in which the exercise price of the warrants may be payable;

●	the price at which the underlying securities purchasable upon exercise of the warrants may be purchased;

●	the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

●	whether the warrants will be issued in registered form or bearer form;

●	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

●	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

●	information with respect to book-entry procedures, if any; and

●	any other terms of the warrants, including terms, procedures, and limitations relating to the exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the number of shares of Common Stock or preferred stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will be void. Holders may exercise warrants as described in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase shares of our Common Stock or preferred stock, the holder will not have any rights as a holder of shares of our Common Stock or preferred stock, as the case may be, by virtue of ownership of the warrants.

Description of Units

Set forth below is a description of the general terms and conditions of the units that may be offered under this prospectus. The specific terms and conditions of the units will be described in a supplement to this prospectus. Any prospectus supplement may add, change, update, or supersede the terms and conditions of the units as described in this prospectus. To the extent the information contained in the prospectus supplement differs from the summary set forth below, you should rely on the information in the prospectus supplement. The summary below and in the prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the unit agreement because that document, and not the summaries, define your rights as a holder of the units.

We may issue units consisting of one or more shares of Common Stock, shares of preferred stock, warrants, rights, or any combination of such securities under this prospectus. The specific terms and conditions of the units will be described in a supplement to this prospectus which may include, without limitation, one or more of the following:

●	the title of units;

●	identification and description of the separate securities included in the units;

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●	the price or prices at which the units will be issued;

●	the date, if any, on and after which the securities included in the units will be separately transferrable; and

●	any other material terms of the units and the securities included in such units.

Description of Rights

Set forth below is a description of the general terms and conditions of the rights that may be offered under this prospectus. The specific terms and conditions of the rights will be described in a supplement to this prospectus. Any prospectus supplement may add, change, update, or supersede the terms and conditions of the rights as described in this prospectus. To the extent the information contained in the prospectus supplement differs from the summary set forth below, you should rely on the information in the prospectus supplement. The summary below and in the prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the rights agent or subscription agent agreement and rights certificate because those documents, and not the summaries, define your rights as a holder of the rights.

General

We may issue rights to purchase Common Stock, preferred stock, or warrants. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights issuance, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights issuance. Rights may be issued independently or together with any of our Common Stock, preferred stock, or warrants offered by a prospectus supplement, and may be attached to or separate from those offered securities. Each series of rights will be issued under a separate rights agent or subscription agent agreement to be entered into between us and a bank or trust company, as rights agent or subscription agent, as applicable, all as further set forth in the prospectus supplement relating to the particular issue of rights. The rights agent or subscription agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. A copy of the form of rights agent or subscription agent agreement, including the form of rights certificate representing rights, will be filed with the SEC in connection with the offering of particular rights.

Terms of Rights

The prospectus supplement relating to a particular issue of rights to purchase our Common Stock, preferred stock, or warrants will describe the terms of those rights, which may include, without limitation, one or more of the following:

●	the date of determining the security holders entitled to the rights distribution;

●	the aggregate number of rights issued and the aggregate number of shares of Common Stock or preferred stock or warrants purchasable upon exercise of the rights;

●	the exercise price;

●	the conditions to completion of the rights offering;

●	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

●	any applicable federal income tax considerations.

Exercise of Rights

Each right would entitle the holder of the right to purchase at the exercise price set forth in the applicable prospectus supplement the number of shares of Common Stock or preferred stock or warrants being offered. Holders may exercise rights at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised rights will be void. Holders may exercise rights as described in the prospectus supplement relating to the rights being issued. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters, or dealers, or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

Until a holder exercises the rights to purchase shares of our Common Stock or preferred stock or warrants, the holder will not have any rights as a holder of shares of our Common Stock or preferred stock or warrants, as the case may be, by virtue of ownership of the rights.

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PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus and any applicable prospectus supplement pursuant to underwritten public offerings (whether on a firm commitment, “best efforts,” or other basis), at-the-market offerings, negotiated transactions, block trades, or a combination of these methods. We may sell the securities to or through agents, underwriters, or dealers, directly to one or more purchasers (including existing holders of our securities) without using underwriters or agents, any combination of the foregoing methods, or through any other method permitted by applicable law and described in the applicable prospectus supplement. We may distribute the securities from time to time in one or more transactions:

●	at a fixed price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to such prevailing market prices; or

●	at negotiated prices.

We may designate agents to solicit offers to purchase our securities. We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in the applicable prospectus supplement. Unless we indicate otherwise in the applicable prospectus supplement, our agents will act on a “best efforts” basis for the period of their appointment.

Agents could make sales in privately negotiated transactions or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through an exchange or sales made to or through a market maker other than on an exchange.

If underwriters are used in the sale on a firm commitment basis, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions (including block transactions), at negotiated prices, at a fixed public offering price, or at varying prices determined at the time of sale. We will include the names of the managing underwriter(s), as well as any other underwriters, and the terms of the transaction, including the compensation the underwriters and dealers will receive, in our prospectus supplement. If we use an underwriter, we will execute an underwriting agreement with the underwriter(s) at the time that we reach an agreement for the sale of our securities. The obligations of the underwriters to purchase the securities will be subject to certain conditions contained in the underwriting agreement. Unless otherwise provided in the prospectus supplement, the underwriters will be obligated to purchase all the securities offered if any of the securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. The underwriters will use a prospectus supplement to sell our securities.

To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then-prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time.

If we use a dealer, we, as principal, will sell our securities to the dealer. The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities. We will include the name of the dealer and the terms of our transactions with the dealer in the applicable prospectus supplement. We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors. In this case, no underwriters or dealer would be involved. We will describe the terms of our direct sales in the applicable prospectus supplement.

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We may authorize underwriters, dealers, or agents to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The applicable prospectus supplement will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. In connection with the sale of the securities offered by this prospectus, underwriters, dealers, and agents may receive compensation from us or from the purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions, or commissions. Any underwriters, dealers, or agents will be identified and their compensation described in the applicable prospectus supplement. We may have agreements with the underwriters, dealers, and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers, or agents may be required to make. Underwriters, dealers, and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

Unless otherwise specified in the applicable prospectus supplement, all securities offered under this prospectus will be a new issue of securities with no established trading market, other than the Common Stock, which is currently listed and traded on the Nasdaq. We may elect to list any other class or series of securities on a national securities exchange or a foreign securities exchange but are not obligated to do so. Any Common Stock sold by this prospectus will be listed for trading on the Nasdaq subject to official notice of issuance. We cannot give you any assurance as to the liquidity of the trading markets for any of the securities, including our Common Stock.

Any underwriter to whom securities are sold by us for public offering and sale may engage in over- allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment transactions involve sales by the underwriters of the securities in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions. These activities may cause the price of the securities to be higher than it would otherwise be. The underwriters will not be obligated to engage in any of the aforementioned transactions and may discontinue such transactions at any time without notice.

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LEGAL MATTERS

The validity of the issuance of the securities offered in this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed upon by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

Prairie Operating Co.

The financial statements of Prairie Operating Co. (formerly known as Prairie Operating Co., LLC) as of December 31, 2023 and 2022 and for the year ended December 31, 2023 and for the period from June 7, 2022 (inception) through December 31, 2022 incorporated by reference in this prospectus from the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2023, have been audited by Ham, Langston & Brezina, L.L.P., an independent registered public accounting firm, as stated in their report appearing thereon, and have been incorporated by reference in this prospectus and registration statement in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Estimates of the reserves of the Company as of December 31, 2023 incorporated by reference in this prospectus from the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2023, the combined reserves of the Company as of June 30, 2024 and related information included in this prospectus have been prepared based on reports by Cawley, Gillespie & Associates, Inc., an independent Petroleum Reserve Evaluation Firm, and all such information has been so incorporated in reliance on the authority of such experts in such matters. Pursuant to Rule 412 under the Securities Act, the combined and individual reserve reports with respect to the Initial Genesis Assets, the Central Weld Assets and the Genesis Bolt-On Assets, in each case, as of January 31, 2024, incorporated or deemed to be incorporated by reference into this prospectus are deemed to be modified or superseded for purposes of this prospectus by the combined reserve report as of June 30, 2024. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Nickel Road Operating LLC

The consolidated financial statements of Nickel Road Operating LLC (“NRO”) as of December 31, 2023 and 2022 and for the years then ended incorporated in this prospectus by reference from the Company’s Amendment to its Current Report on Form 8-K/A, dated March 19, 2024, have been audited by Moss Adams LLP, independent auditors, as stated in their report, which is incorporated by reference. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Estimates of NRO’s reserves as of December 31, 2023 and related information incorporated by reference in this prospectus by reference from the Company’s Amendment to its Current Report on Form 8-K/A, dated March 19, 2024 have been prepared based on reports by Cawley, Gillespie & Associates, Inc., an independent Petroleum Reserve Evaluation Firm, and all such information has been so incorporated in reliance on the authority of such experts in such matters.

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$200,000,000

Prairie Operating Co.

Common Stock

Prospectus Supplement

, 2025

Lead Book-Running Manager

Citigroup

Joint Book-Running Managers

KeyBanc Capital Markets*	MUFG*	Piper Sandler*	Truist Securities*

(* presented solely in alphabetical order)

Co-Managers

Fifth Third Securities	Clear Street	First Citizens Capital Securities
Johnson Rice & Company		Pickering Energy Partners